UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Expeditors International of Washington, Inc.

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Expeditors® 2019 Notice of Annual Meeting & Proxy Statement EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. CORPORATE HEADQUARTERS SEATTLE, WA

March 23, 2021

To Our Stakeholders

Resilience. Adaptability. Fortitude.

There are so many adjectives that could describe 2020, but just a few words suffice to describe how Expeditors’ 17,500-strong workforce rallied as one to address the myriad of challenges that we all confronted during a year most notable for the COVID-19 pandemic. Not even the best-laid plans contemplated factories and transportation hubs along with entire cities and nations completely shutting down all at once. Many feared for the worst, as cargo vessels were quickly moored and nearly the entire global fleet of passenger airplanes were grounded. Truly, 2020 was unprecedented and nobody, including everyone at Expeditors, had ever seen anything like it.

Many companies took actions to control costs, terminate employees and reduce benefits. We did not. During the very early stages of the pandemic, we again adopted a “no layoff” policy for many of the same reasons that we did in 2008-2009. During the financial crisis, even as we were witnessing a significant downturn in our industry, we knew that business would come back eventually and that we would need our valuable employees to execute and grow our business once it did. Looking back on these two decisions, we know they were the right thing to do, both for our employees and for our business. We still believe that today.

Of course, the world did not stop in 2020 – not even for a pandemic. Instead, it was quickly and radically disrupted as a new and sudden demand exploded for such things as personal protective equipment, sanitizers and other supplies to keep people safe.  Additionally, demand significantly increased for laptop computers and other electronics to support a world that was isolated, working from home, and locked inside. People around the globe became completely dependent on an internet connection for all business and personal matters. Demand for critical goods soared, even as air capacity was reduced to a mere fraction of what it had been, and many ocean ports were overwhelmed by the influx.

Throughout all of this, Expeditors executed as well as it ever has. Despite the challenges associated with the pandemic, we recorded one of our best years in our history – even as roughly 80% of our employees were working off-site and at home. Our performance is a testament to the resiliency of Expeditors’ network, the dedication of our people and our strong relationships with our customers and service providers. It is during times of crisis that these things come in to play and matter most and 2020 was all about working through the COVID-19 crisis.

We are incredibly humbled and grateful for what we were able to achieve during times that have been so difficult for so many around the world. There are already signs that 2021 may be different from last year as vaccines are rolled out and the world manages through the end of pandemic. Nevertheless, we remain disciplined and dedicated first and foremost to protecting our people.  This includes work-from-home directives for those that can along with social distancing and layers of personal protection for our essential workers who must be in our warehouses and distribution centers in order to handle the vital needs of a world that remains in various stages of lockdown. No matter what the rest of 2021 brings, our people remain vigilant, strong, and customer-focused. We cannot help but be optimistic about the future.

We ask for your vote:

You are asked to vote FOR the Board’s eight recommended director nominees and two proposals put forth by the Board of Directors.

We thank you for investing with us and remain dedicated to sustaining your trust.

On behalf of the entire Board of Directors, we thank our employees, customers, service providers, communities and you, our shareholders, for your continued support and your investment in our business.

Sincerely,

/s/ Robert R. Wright

Robert R. Wright

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday	• Election of Directors
May 4, 2021	• Approve (advisory) Named Executive Officer Compensation
8:00 A.M. Pacific Time	• Ratification of Independent Registered Public Accounting Firm

Expeditors International
1015 Third Avenue
Seattle, WA 98104	Record Date: Close of business on March 9, 2021

Attending the Annual Meeting

Attendance at the Meeting is limited to shareholders able to present evidence of ownership as of the Record Date. All shareholders must be prepared to present valid photo identification to be admitted to the Meeting. Cameras (including cellular phones), recording devices and other electronic devices, and the use of cellular phones, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.

Availability of Proxy Materials

This Notice of Annual Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about March 23, 2021. This includes instructions on how to access these materials (including our Proxy Statement and 2020 Annual Report to shareholders) online.

Please vote your shares

We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation.

You may vote in the following ways:

By Order of the Board of Directors,

Expeditors International of Washington, Inc.

/s/ Jeffrey F. Dickerman

Jeffrey F. Dickerman

Corporate Secretary

Seattle, Washington

March 23, 2021

Notice of Annual Meeting & Proxy Statement | 1

PROXY SUMMARY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Expeditors International of Washington, Inc. (the Company, Expeditors, we, us, our) for use at the Annual Meeting of Shareholders (the Annual Meeting). This proxy summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Meeting Agenda & Voting Recommendations
Proposal	Board's Voting Recommendation		Page
No. 1: Election of Directors	✓	FOR (each nominee)	pg. 5
No. 2: Advisory Vote to Approve Named Executive Officer Compensation	✓	FOR	pg. 23
No. 3: Ratification of Independent Registered Public Accounting Firm	✓	FOR	pg. 39

2018-2020 Financial Performance

(Data in millions except dividends and earnings per share)

In 2020, the Company achieved record revenues, operating income and EPS in one of the most challenging periods in the Company’s history. The Company activated its business continuity plans in the first quarter of 2020 and our employees quickly adapted to the challenges presented by the pandemic. Enhanced health and safety programs were established globally and we executed millions of shipments, including Personal Protective Equipment (PPE), medical equipment and technology needed to support people working from home.

ESG OVERSIGHT: EXPEDITORS’ COMMITMENT TO SUSTAINABILITY

Expeditors has always been committed to the fundamental values of good environmental, social and governance (ESG) corporate citizenship since our Company’s inception. Indeed, this commitment is part of our business model and is reflected in the various long-standing mechanisms that we have put in place to promote the best interests of all Expeditors’ stakeholders – including our shareholders, employees, service providers, customers and communities. We are honored to be named as the highest ranked logistics company (and 14th overall) in the 2020 Best ESG Companies Top 50 list published by Investor’s Business Daily and receive a AAA rating (their highest rating) from MSCI, an investment research firm. We are proud of the fact that this achievement is a natural consequence of executing our core business strategy effectively and ethically. Our executive team is firmly committed to good ESG principles and we have well-established ESG employee committees, all undertaken with continuous oversight by our Board of Directors. We also work to provide meaningful disclosures on our various sustainability efforts, mapped against industry metrics relevant to our non-asset, knowledge-based business model.

We are also committed to creating a positive and inclusive work environment, free from discrimination and harassment of any kind, for all our employees – our most important asset. Fostering workplace diversity and upward mobility are part and parcel of this important commitment. Case in point, eight out of the last 11 promotions into Expeditors’ senior executive team (consisting of the top Senior Vice President roles or above) have been women and/or a person of a diverse background (race, ethnicity, or sexual orientation). All of these recently promoted individuals are very long tenured, with an average length of service with Expeditors of 24 years (ranging between 17 and 37 years). We are also proud of the fact that we immediately adopted a “no layoff” policy at the start of the COVID-19 pandemic and

2 | Expeditors International of Washington, Inc.

were able to maintain safe and secure working environments for our global workforce throughout the year. Additionally, despite the many challenges of the ongoing pandemic, we did not pause our commitment to making our communities better places to live and work. Our offices around the world continued to support local charities and children's programs while encouraging our employees to volunteer and participate in grassroots projects in order to improve the diverse communities we serve.

Additional information about our programs to sustain a healthy environment and reduce greenhouse gas emissions, as well as our approach to social responsibility and sound governance is set forth on pages 17 to 22 of this proxy statement, and can also be found in our latest ESG report, which is updated annually: www.expeditors.com/sustainability.

Compensation Highlights Include Increased Shift to Long-Term Equity

We value our shareholders’ views on Named Executive Officer (NEO) compensation, and we continue to regularly engage with those representing more than half of the outstanding shares to understand their perspectives on our Company, including our compensation programs. Shareholders supported our 2020 and 2019 advisory vote on NEO compensation by 95% and 94%, respectively, by voting FOR our proposals. In 2019, the Board implemented changes to compensation for senior executive management, including all NEO and these programs continued in 2020.

Highlights of our compensation program include:

―	A minimum 5% growth in operating income is required for senior managers to earn an unreduced payout from the Executive Incentive Compensation Plan
―

Senior managers’, including all NEOs except our CEO, allocations and payouts from the Executive Incentive Compensation Pool were reduced by an annual amount equal to the target value of performance share unit (PSU) awards that will vest only if 3-year performance goals are achieved for Net Revenues (a non-GAAP measure hereafter defined as revenues less directly related cost of transportation and other expenses) and EPS

―	Pay for performance (over 75% of CEO pay is 'at risk' and directly linked to performance)
―	No guaranteed bonuses
―	No retirement bonuses
―	No perquisites
―	NEO allocation of the Executive Incentive Compensation Pool is reduced over time
―	NEO allocation of the Executive Incentive Compensation Pool is limited to preset allocation percentages
―	NEO Executive Incentive Compensation is strictly tied to U.S. GAAP operating income
―	Double trigger vesting of unvested equity upon a change in control

Notice of Annual Meeting & Proxy Statement | 3

DIRECTOR IDENTIFICATION & NOMINATION PROCESS

The Policy on Director Nominations, which can be found on the Company’s website at https://investor.expeditors.com, describes the process by which Director nominees are selected by the Nominating and Corporate Governance Committee, and includes the criteria the Committee will consider in determining the qualifications of any candidate for Director. In reviewing candidates for the Board, the Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to the Board are also considered.

The Committee annually reviews its nomination procedures to assess the effectiveness of the Policy on Director Nominations. The Committee considers candidates for Director who are recommended by its members, by management, and by search firms retained by the Committee. Per the Policy on Director Nominations, the Committee will also consider any candidate proposed by a shareholder satisfying certain notice provisions, and will take into account the size and duration of the recommending shareholder's ownership. In addition, the Committee ensures that, with respect to any new candidates recruited from outside the Company, the initial list of new candidates includes qualified female and racially/ethnically diverse individuals. Furthermore, the Committee will instruct any retained search firms to include the same on their initial lists of potential candidates submitted to the Committee.

All candidates for Director who, after evaluation, are then recommended by the Committee and approved by the Board of Directors will be included in the Company’s recommended slate of Director nominees in its Proxy Statement.

In addition, any shareholder or group of up to 20 shareholders that has continuously beneficially owned at least 3% of the Company’s Common Stock for at least three years, and who satisfies certain notice, information and consent provisions, may nominate up to 20% of the Directors standing for election and include such nominees on the Company's proxy statement pursuant to the Company's proxy access rights. Lastly, a shareholder may nominate a Director candidate for election outside of the Company's proxy statement if the shareholder complies with the notice, information and consent provisions of Article II of the Company’s Bylaws, which can be found on our website at https://investor.expeditors.com.

Our Bylaws and our Policy on Director Nominations require any notice for Director nominees for shareholder consideration or recommendation of candidates to the Committee be submitted by certain deadlines, which are explained in detail under the heading “Deadlines for Shareholder Proposals for the 2022 Annual Meeting of Shareholders.”

4 | Expeditors International of Washington, Inc.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Company’s Bylaws require a Board of Directors composed of not less than 6 nor more than 11 members. The Board is currently set at eight members. Expeditors’ Directors are elected at each Annual Meeting to hold office until the next Annual Meeting or until the election or qualification of his or her successor. Any vacancy resulting from the non-election of a Director may be filled by the Board of Directors. The eight nominees are named below. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

Nominees for Election

This year’s nominees consist of six independent Directors and two non-independent Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the eight nominees of the Board of Directors named below. Although the Board anticipates that all of the nominees will be available to serve as Directors of the Company, should any one or more of them be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors or the seat will remain open until the Board of Directors identifies a nominee.

The following persons are nominated to serve as Directors until the Company’s 2022 Annual Meeting of Shareholders:

ROBERT R. WRIGHT

Robert R. Wright became a Director in May 2008, served as Lead Director beginning May 2010 and was appointed Chairman of the Board in May 2014. Since 2002, Mr. Wright has been the President and Chief Executive Officer of Matthew G. Norton Co., a real estate investment, development and management firm based in Seattle, Washington. Prior to joining Matthew G. Norton, Mr. Wright was a Regional Managing Partner of Tax for Arthur Andersen. He currently serves on the Board of Directors for two privately held companies, Matthew G. Norton Co. and Stimson Lumber Company.

Specific Qualifications, Attributes, Skills & Experience

•	Over 20 years of senior leadership and management in private industry and the public accounting environment.
•	Expertise in tax, finance and real estate, succession planning and business operations.
•	Member of audit, nominating and compensation committees of various company boards.

GLENN M. ALGER

Glenn M. Alger became a Director in May 2017. He is one of the founders of Expeditors and served in various management and senior executive positions over a 25-year period, culminating as President and Chief Operating Officer from September 1999 to May 2007. Prior roles included leading business and operational development in the Americas region and management and evolution of the Company's global products and services. Since his retirement from the Company in 2007, Mr. Alger has been principally engaged as an active investor and manager of his family trust and charitable activities. He is credentialed as a National Association of Corporate Directors (NACD) Governance Fellow. In 2015 and 2016, Mr. Alger provided consulting services to the Company. As a founder, former senior executive of the Company and a long-term shareholder, Mr. Alger brings a deep understanding of both Company operations specifically and the logistics industry generally.

Specific Qualifications, Attributes, Skills & Experience

•	More than 30 years of entrepreneurial, business development, management and senior leadership in global logistics.
•	Direct experience building a business from a startup to a global industry leader.
•	Industry expertise in customer markets, strategy, competition, organization, technology and finance.
•	Over 20 years of governance and oversight experience as a senior executive of a public company.

Notice of Annual Meeting & Proxy Statement | 5

ROBERT P. CARLILE

Robert “Bob” Carlile became a director in May 2019. Prior to that, he was a Partner at KPMG LLP from 2002 to 2016, and Partner at Arthur Andersen LLP from 1987 to 2002. During his 39-year career in public accounting, Mr. Carlile served as the lead audit partner on numerous public company engagements operating across different industries including technology, retail, transportation, bio-science, and manufacturing. In addition to his experience as a lead audit partner, Mr. Carlile held a variety of operating leadership positions at KPMG and Arthur Andersen in the Pacific Northwest. Since 2017, Mr. Carlile has served on the Board of Directors of publicly traded MicroVision Inc, where he is the Audit Committee Chair. Mr. Carlile also serves on the Board of Directors of Virginia Mason Franciscan Health and was past Chairman of the Northwest Chapter Board of the National Association of Corporate Directors (NACD). He is credentialed as a NACD Board Leadership Fellow.

Specific Qualifications, Attributes, Skills & Experience

•	More than 30 years of senior leadership and management experience.
•	Extensive audit and accounting experience.
•	Served as Lead Audit Partner on many global publicly traded companies.
•	Experienced in corporate board governance and engages in continuous education on leading governance practices.

JAMES M. DuBOIS

James “Jim” DuBois became a Director in May 2016. He was Corporate Vice President and Chief Information Officer (CIO) at Microsoft Corporation from 2014 to 2017. As CIO, he was responsible for the company’s global security, infrastructure, collaboration systems, and business applications. Mr. DuBois was appointed CIO in January 2014 after serving as interim CIO since May 2013. Mr. DuBois served in various other roles at Microsoft, mostly in IT, after joining the company in 1993. These roles include leading IT and product teams for application development, infrastructure and service management. He also served as Microsoft’s Chief Information Security Officer and spent several years working from Asia and then Europe, learning the Microsoft field business while running the respective regional IT teams. He has degrees in computer science and business (accounting). Since leaving Microsoft in September 2017, Mr. DuBois has authored a book on modern IT and currently speaks on this topic and also serves on the technical advisory boards of several startups, private companies, and venture capital partnerships.

Specific Qualifications, Attributes, Skills & Experience

•	Extensive information technology experience.
•	Experience overseeing investments in technology to support business objectives.
•	Expertise in cybersecurity.
•	Experience leading global IT teams.

MARK A. EMMERT

Mark A. Emmert became a Director in May 2008. Since 2010, he has been President of the National Collegiate Athletic Association. From 2004 to 2010, Dr. Emmert served as the President of the University of Washington (UW), a $5 billion per year organization with more than 30,000 employees, and is now President Emeritus. Prior to the UW, he was chancellor of Louisiana State University. He also served as the chancellor of the University of Connecticut and held administrative and academic positions at the University of Colorado and Montana State University. Dr. Emmert is a Life Member of the Council on Foreign Relations, a Fellow of the National Academy for Public Administration, and a former Fulbright Fellow. Dr. Emmert is currently on the Board of Directors of the Weyerhaeuser Company.

Specific Qualifications, Attributes, Skills & Experience

•	30 years of experience in executive leadership and administration of educational, healthcare and athletics enterprises.
•	Expertise in public policy, governmental affairs, and personnel development programs.
•	Expertise in the leadership and management of complex operations with rigid public oversight requirements.
•	Expertise in international affairs.
•	Extensive experience with governance of public and private organizations.

6 | Expeditors International of Washington, Inc.

DIANE H. GULYAS

Diane H. Gulyas became a Director in November 2015. Ms. Gulyas worked for DuPont from 1978 until her retirement as President of their $4 billion global Performance Polymers business in September of 2014. During her 36-year career at DuPont, Ms. Gulyas served also as Chief Marketing and Sales Officer, President of Electronic and Communication Technologies Platform, and President of the Advanced Fibers divisions. Ms. Gulyas’ qualifications to serve on the Company’s Board of Directors include over 35 years of senior leadership and global business expertise. Since 2006, Ms. Gulyas has served as a public company director and is currently on the Board of Directors of W.R. Grace & Company and Ingevity Corporation.

Specific Qualifications, Attributes, Skills & Experience

•	More than 35 years of senior leadership and global business expertise.
•	Substantial and varied management experience and strong skills in engineering, manufacturing (domestic and international), marketing and sales and distribution.
•	Governance and oversight experience from service as a senior executive of a public company and prior service on a public company board.

JEFFREY S. MUSSER

Jeffrey S. Musser became a Director in March 2014. He joined the Company in February 1983 and was promoted to District Manager in October 1989. Mr. Musser became Regional Vice President in September 1999, Senior Vice President-Chief Information Officer in January 2005 and Executive Vice President and Chief Information Officer in May 2009. Mr. Musser was appointed President and Chief Executive Officer in March 2014.

Specific Qualifications, Attributes, Skills & Experience

•	Over 35 years of experience in the international transportation industry.
•	Many years of corporate leadership responsibilities.
•	Background in the information technology discipline.

LIANE J. PELLETIER

Liane J. Pelletier became a Director of the Company in May 2013. Ms. Pelletier is the former Chairperson, Chief Executive Officer and President of Alaska Communications Systems, a telecommunication and information technology services provider, leading the firm from October 2003 to April 2011. From November 1986 to October 2003, Ms. Pelletier held a number of executive positions at Sprint Corporation, a telecommunications company. Ms. Pelletier is lead independent director and member of the Compensation Committee on the Board of Directors of ATN International, serves on the board of Frontdoor as member of the Audit and Compensation Committees, and  serves on the board of Switch as member of the Nominating and Corporate Governance Committee. She is credentialed as a NACD Board Leadership Fellow and has earned the certificate in Cybersecurity Oversight from Carnegie Mellon's Software Engineering Institute.

Specific Qualifications, Attributes, Skills & Experience

•	Experience as a public company CEO and more than 25 years of senior leadership and management experience in the telecommunications industry.
•	Past and current positions as chair, lead independent Director, and member of audit, risk, nominating and compensation committees of various company boards.
•	Experienced in corporate board governance and engages in continuous education on information technology and security as well as leading governance practices.
•	Corporate career and board service spans firms where there is material focus on regulation, information technology and security, foreign operations and customer service.

Notice of Annual Meeting & Proxy Statement | 7

Summary of Director Experience, Qualifications, Attributes & Skills

	INDEPENDENT DIRECTORS						NON
INDEPENDENT
DIRECTORS
Summary of Director	Wright	Carlile	DuBois	Emmert	Gulyas	Pelletier	Alger	Musser
Experience, Qualifications,
Attributions & Skills
Operations	●	●	●	●	●	●	●	●
Logistics Industry					●		●	●
International			●	●	●		●	●
Financial	●	●		●	●	●	●	●
Sales & Marketing					●	●	●	●
Information Technology			●			●		●
Leadership & Strategy	●	●	●	●	●	●	●	●
Governance/Business	●	●	●	●	●	●	●	●
Conduct/Legal

Additional Information
Age	61	65	57	68	64	63	64	55
Tenure	12	2	5	12	5	8	4	7
Other Public Company Boards	—	1	—	1	2	3	0	0

The Board of Directors unanimously recommends a vote FOR the election of each of the Director Nominees

✓	The Board of Directors recommends a vote FOR the election of each of the Director Nominees.

8 | Expeditors International of Washington, Inc.

CORPORATE GOVERNANCE

Board Operations

The Board of Directors has policies and procedures to ensure effective operations and governance. Our corporate governance materials, including our Corporate Governance Principles, the Charters of each of the Board’s Committees and our Code of Business Conduct, can be found on our website at https://investor.expeditors.com/corporate-governance/governance-documents. In 2020, the Board was composed of six independent Directors and two non-independent Directors. Mr. Wright serves as the independent Chair of the Board of Directors. The primary functions of Expeditors’ Board of Directors include:

•	Ensuring that the long-term interests of the Company are being served;
•	Assuring that Board discussions focus on forward-looking strategies, approving such strategies and monitoring related performance;
•	Overseeing the conduct of our business and monitoring significant enterprise risks;
•	Overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and compliance with laws and ethical conduct;
•	Evaluating CEO and senior management performance and determining executive compensation;
•

Planning CEO succession and monitoring management’s succession planning for other key executive officers; taking into consideration the diverse experiences, qualifications, and perspectives each potential succession candidate can bring to the Company including gender, race, and ethnicity;

•	Establishing tone at the top, effective governance structure, including appropriate Board evaluation, composition and planning for Board succession; and
•	Ensuring the Company's commitment to maintain proper sustainability/Environmental, Social and Governance (ESG) standards.

The Board of Directors has determined that all current Directors except Messrs. Musser and Alger are independent under the applicable independence standards set forth in the rules promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act) and the rules of the NASDAQ Stock Market. The Board has designated that only independent Directors can serve as Committee members.

The Board currently has the following Committees: Nominating and Corporate Governance, Compensation, and Audit. Each Committee operates under a written charter, all of which are available on our website https://investor.expeditors.com/corporate-governance/governance-documents.

Board Practices & Procedures

•

The Board’s Committees analyze and review the Company’s activities in key areas such as financial reporting, internal controls over financial reporting; compliance with Company policies; corporate governance, social and environmental matters; significant risks; succession planning and executive compensation.

•

The Board and its Committee Chairs review the agendas and matters to be considered in advance of each meeting. Each Board and Committee member is free to raise matters that are not on the agenda at any meeting and to suggest items for inclusion on future agendas.

•	Each Director is provided in advance with materials to be considered at every meeting of the Board and Committees and has the opportunity to provide comments and suggestions.
•	The Board and its Committees provide feedback to management and management answers questions raised by the Directors during Board and Committee meetings.
•	Independent Board and Committee members meet separately at each Board and Committee meeting and as otherwise needed.
•	Independent Directors regularly hold executive sessions without management.

Notice of Annual Meeting & Proxy Statement | 9

Board Attendance

The Board met six times in 2020 and each Director attended at least 75% of the total number of Board of Directors meetings and Committee meetings on which they served. While the Company has no established policy requiring Directors to attend the Annual Meeting, all members attended the 2020 Annual Meeting.

Director Retirement Policy

The Board established a guideline, whereby an individual Director will not be nominated to stand for election to the Board of Directors at the next Annual Meeting if the Director has reached an age of 72 years, absent a waiver of such guideline by the Board.

Board’s Role in Risk Oversight

Senior executive management is responsible for the assessment and day-to-day management of risk and brings to the attention of the Board the material risks to the Company. The Board provides oversight and guidance to management regarding material enterprise risks. Oversight responsibilities for certain areas of risk are assigned to the Board's three standing Committees and others are assigned to the full Board. The Board and its Committees regularly discuss with management the Company’s strategies, operations, compliance, policies and inherent associated risks in order to assess appropriate levels of risk taking and steps taken to monitor, mitigate and control such exposures. The Board believes the Company’s risk management processes are appropriate and that the active oversight role played by the Board and its Committees provides the right level of oversight for the Company.

SEC Filings & Reports

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at https://investor.expeditors.com under the heading “Investor Relations” (see SEC Filings) immediately after they are filed with or furnished to the SEC.

10 | Expeditors International of Washington, Inc.

Director Compensation Program

The Board uses a combination of cash and stock-based compensation to attract and retain qualified non-employee candidates to serve on the Board. In setting Director compensation, the Compensation Committee considers the amount of time that Directors expend in fulfilling their duties, as well as the skill level required as members of the Board and its Committees.

Board of Directors' Annual Compensation & Stock Ownership Requirements

Board Retainer	$90,000 in cash and $200,000 worth of Company restricted stock.
Chair Retainers

An additional $175,000 retainer for the Chair of the Board.

An additional $25,000 retainer for the Chair of the Audit Committee.

An additional $20,000 retainer for the Chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee.

Stock Ownership Policy	Each Director is required to retain a minimum of 5x the cash Board retainer in Expeditors’ Common Stock, which is to be accumulated within the first 5 years of a Director joining the Board.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2020:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Robert R. Wright	$265,000	$199,965	—	—	—	$464,965
Glenn M. Alger	$90,000	$199,965	—	—	—	$289,965
Robert P. Carlile	$115,000	$199,965	—	—	—	$314,965
James M. DuBois	$90,000	$199,965	—	—	—	$289,965
Mark A. Emmert	$110,000	$199,965	—	—	—	$309,965
Diane H. Gulyas	$90,000	$199,965	—	—	—	$289,965
Liane J. Pelletier	$110,000	$199,965	—	—	—	$309,965

(1)

This column represents the aggregate fair value of restricted shares issued to non-employee Directors in 2020 from the Amended and Restated 2017 Omnibus Incentive Plan (the “Amended 2017 Plan”). The fair value of restricted stock awards is based on the fair market value of the Company’s shares of Common Stock on the date of award. These restricted shares vested immediately upon award.

Notice of Annual Meeting & Proxy Statement | 11

SHAREHOLDER ENGAGEMENT & STOCK OWNERSHIP INFORMATION

Shareholder Engagement

We seek our shareholders’ views on environmental, social, and governance (ESG) and compensation matters throughout the year. Management provides regular updates concerning shareholder feedback to the Board, which considers shareholder perspectives along with the interests of all stakeholders when overseeing company strategy, formulating governance practices, and designing compensation programs.

In 2020, we engaged with shareholders representing approximately 50% of our shares outstanding to discuss matters related to our strategies, compensation programs, ESG and/or operations.

Management welcomes the opportunity to engage with our investors who express a desire to visit our corporate offices during the period after quarterly earnings releases when we are not in a quiet period. However, given the COVID-19 pandemic, these visits will be scheduled only once it is safe to do so given the current social distancing requirements in place.

Shareholder Feedback: Enhanced ESG Disclosure

We have always taken sustainability seriously and published our first public sustainability report in 2017, highlighting our commitments and progress across the ESG spectrum. We continue to enhance our disclosure on ESG matters while monitoring developments in ESG reporting. In response to shareholder feedback, we have mapped and linked our many disclosures on a range of environmental, social, and governance topics to metrics outlined by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) voluntary disclosure frameworks. Further details are included in the Nominating and Corporate Governance Committee Report in this proxy filing. Additional information about our programs to sustain a healthy environment and programs to reduce greenhouse gas emissions, as well as our approach social responsibility and sound governance – ESG – can be found in our in our latest ESG report, which is updated annually: www.expeditors.com/sustainability.

Communicating with the Board of Directors

Shareholders may communicate with the Board of Directors and the procedures for doing so are located on the Company’s website at https://investor.expeditors.com. Any matter intended for the Board of Directors, or for one or more individual members, should be directed to the Corporate Secretary of the Company at 1015 Third Avenue, Seattle, Washington 98104, with a request to forward the same to the intended recipient(s). All shareholder communications delivered to the Corporate Secretary of the Company for forwarding to the Board of Directors or specified members will be forwarded in accordance with the instructions received.

Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found in the Company’s Code of Business Conduct on the Company’s website at https://investor.expeditors.com.

Information Requests

We ask that all requests for corporate information concerning Expeditors’ operations be submitted in writing. This policy applies equally to securities analysts and current and potential shareholders. Requests can be made to Expeditors International of Washington, Inc., 1015 Third Avenue, Seattle, Washington 98104, Attention: Chief Financial Officer, or by email to investor@expeditors.com.

Written responses to selected inquiries will be released to the public by a posting on our website at https://investor.expeditors.com and by simultaneous filing with the Securities and Exchange Commission (SEC) under Item 7.01 on Form 8-K.

Fair Disclosure

Any other analyst or investor contact, whether by telephone or in person, will be conducted with the understanding that questions directed at ongoing operations will not be discussed. Management will limit responses to discussions of previously disclosed information, including informational discussions directed to the history and operating philosophy of the Company and an understanding of the global logistics industry and its competitive environment. Expeditors will, of course, make public disclosures at other times as required by law, regulation or commercial necessity.

12 | Expeditors International of Washington, Inc.

Five Percent Owners of Company Stock

The following table sets forth information, as of December 31, 2020, with respect to all shareholders known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock. Except as noted below, each entity has sole voting and dispositive powers with respect to the shares shown.

Name & Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	20,058,362	(1)	11.85%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	17,220,162	(2)	10.20%
Loomis Sayles & Co., L.P. One Financial Center, Boston, MA 02111	14,472,190	(3)	8.55%
State Street Corporation State Street Financial Center One Lincoln Street, Boston, MA 02111	8,855,158	(4)	5.23%

(1)

The holding shown is as of December 31, 2020, according to Schedule 13G/A dated February 8, 2021 filed by The Vanguard Group, an investment adviser. With respect to Expeditors' Common Stock, The Vanguard Group reports that it has the following: sole voting power over 0 shares; shared voting power over 298,174 shares; sole dispositive power over 19,297,822 shares; and shared dispositive power over 760,540 shares.

(2)

The holding shown is as of December 31, 2020, according to Schedule 13G/A dated January 8, 2021 filed by BlackRock, Inc., a parent holding company. With respect to Expeditors' Common Stock, BlackRock reports that it has the following: sole voting power over 14,717,118 shares; and shared voting power over 0 shares.

(3)

The holding shown is as of December 31, 2020, according to Schedule 13G/A dated February 12, 2021 filed by Loomis Sayles & Co., L.P, an investment adviser. With respect to Expeditors' Common Stock, Loomis Sayles reports that it has the following: sole voting power over 11,805,769 shares; and shared voting power over 0 shares.

(4)

The holding shown is as of December 31, 2020, according to Schedule 13G dated February 9, 2021 filed by State Street Corporation. With respect to Expeditors' Common Stock, State Street Corporation reports that it has the following: sole voting power over 0 shares; shared voting power over 7,701,516 shares; sole dispositive power over 0 shares; and shared dispositive power over 8,841,250 shares.

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Security Ownership of Directors & Executive Officers

The following table lists the names and the amount and nature of the beneficial ownership of Common Stock of each Director and nominee, of each of the NEO described in the Summary Compensation Table, and all Directors and Executive Officers as a group at March 9, 2021. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

DIRECTORS	Amount & Nature of Beneficial Ownership	Percent of Class
Robert R. Wright	19,280	*
Glenn M. Alger (1)	517,838	*
Robert P. Carlile	5,451	*
James M. Dubois	16,141	*
Mark A. Emmert	15,390	*
Diane H. Gulyas (2)	16,141	*
Jeffrey S. Musser (3)	214,576	*
Liane J. Pelletier	29,882	*

ADDITIONAL NAMED EXECUTIVES OFFICERS
Eugene K. Alger (4)	40,859	*
Daniel R. Wall (5)	58,646	*
Richard H. Rostan (6)	165,776	*
Bradley S. Powell (7)	20,830	*

All Directors & Executive Officers as a Group (15 persons) (8)	1,166,187	*

*	Less than 1%
(1)	All shares are held in two trusts for which Mr. Alger and his family maintain voting and dispositive authority.
(2)	All shares are held in trust for which Ms. Gulyas maintains voting and dispositive authority.
(3)

Includes 112,513 shares held in trust for which Mr. Musser maintains voting and dispositive authority, 15,000 shares subject to exercisable stock options, 17,444 shares subject to RSU vesting within sixty days

(4)	Includes 18,657 shares held in trust for which Mr. Alger maintains voting and dispositive authority and 7,050 shares subject to RSU vesting within sixty days.
(5)	Includes and 7,050 shares subject to RSU vesting within sixty days.
(6)	Includes 95,000 shares subject to exercisable stock options and 6,240 shares subject to RSU vesting within sixty days.
(7)	Includes 7,050 shares subject to RSU vesting within sixty days.
(8)	Includes 111,250 shares subject to stock options exercisable within sixty days and 52,571 shares subject to RSU vesting within sixty days. No Director or Executive Officer has pledged Company stock.

14 | Expeditors International of Washington, Inc.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee is committed to proven corporate governance policies and procedures designed to continuously improve the effectiveness of the Board and its Committees.

Nominating & Corporate Governance Committee

The committee charter is available at https://investor.expeditors.com

All members are independent under Exchange Act and NASDAQ rules.

Key Responsibilities:

•	Determine the criteria for Board membership
•

Lead the search for qualified individuals to become Board members, taking into consideration various criteria including a candidate’s contribution to Board diversity including gender, race and ethnicity

•

Utilize the so-called “Rooney Rule” for CEO and Board candidates recruited from outside the Company so that any initial list of candidates include qualified female and racially/ethnically diverse individuals

•	Recommend the composition of the Board and its Committees
•	Monitor and evaluate changes in Board members’ professional status
•	Conduct evaluations of Board and Committee effectiveness
•	Maintain and advance a set of Corporate Governance Principles
•	Maintain the Company’s Code of Business Conduct and oversee its compliance
•	Assist in evaluating governance-related inquiries, commentary and proposals
•	Analyze current and emerging governance trends for impact on the Company
•	Oversee enterprise risks assigned to Committee by the Board
•	Monitor Directors' compliance with stock ownership guidelines
•	Oversee the Company's commitment to ESG programs

2020 Committee Highlights

The Nominating and Corporate Governance Committee met four times in 2020.

•	Continued to manage Board composition in alignment with the Board’s multi-year succession plan. The current Board slate’s average tenure is seven years and the average age is 63 years.
•

Consistent with the Board’s refreshment strategy, the Board rotated members of its Committees to increase exposure to the detailed matters addressed by each Committee, and to tap into the diverse insights of the Directors who change Committee membership.

•	Oversaw the Company's continuing evolution of its global Code of Business Conduct guidelines.
•	Oversaw the Company’s sustainability efforts and its updated Sustainability Report, disclosed online at www.expeditors.com/sustainability.
•	Reviewed and kept current the Company’s enterprise risk management program.
•	Refined Board operations in response to continuous Board and Committee evaluations.
•	Continued to invest in Board education, including Board sessions on the Company’s cybersecurity program and assuring compliance with SEC-related guidance.
•	Monitored and discussed current and emerging governance issues of interest to our stakeholders.

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Corporate Governance Principles

The Committee operates according to the Board’s Governance Principles, available on our website at https://investor.expeditors.com, which includes:

•	Commitment to the long term interests of all stakeholders
•	Annual election of all Directors
•	So-called “Rooney Rule” requirement that any initial list of CEO and Board candidates recruited from outside the Company will include qualified female and racially/ethnically diverse individuals
•	In a non-contested election, each Director must be elected by a majority of votes cast
•	Availability of proxy access for qualifying shareholder groups
•	Independent Board Chair
•	The majority of the Board is comprised of independent Directors
•	Each of the three Board Committees is composed of only independent Directors
•	Each Committee operates under a written charter that has been approved by the Board
•	Any Board action must be approved by a majority of the independent Directors
•	Each of the three Committees has the authority to retain independent advisors
•	The Board and each Committee annually evaluates its performance
•	No shareholder rights plan (poison pill)
•	No pledging, hedging or engaging in any derivatives trading of Company shares allowed by employees or Directors
•	No Company spending on political campaigns
•	Annual Director certification of compliance with the Code of Business Conduct, available at https://investor.expeditors.com
•	Director stock ownership requirements

Considerations for Director Nominations

The Committee follows the board’s policy on director nominations, available on our website https://investor.expeditors.com, which features a number of criteria for nominations such as:

•	Integrity and judgment
•	Independence
•	Knowledge and skills
•	Experience and accomplishments
•	Contribution to Board diversity in all aspects, including cognitive, gender, race and ethnicity

16 | Expeditors International of Washington, Inc.

ESG OVERSIGHT: EXPEDITORS’ COMMITMENT TO SUSTAINABILITY

Expeditors has always been committed to the fundamental values of good environmental, social and governance (ESG) corporate citizenship since our Company’s inception. Indeed, this commitment is part of our business model and is reflected in the various long-standing mechanisms that we have put in place to promote the best interests of all Expeditors’ stakeholders – including our shareholders, employees, service providers, customers and communities. We are honored to be recently named as the highest ranked logistics company (and 14th overall) in the 2020 Best ESG Companies Top 50 list published by Investor’s Business Daily and receive a AAA rating (their highest rating) from MSCI, an investment research firm. We are proud of the fact that this achievement is a natural consequence of executing our core business strategy effectively and ethically. Our executive team is firmly committed to good ESG principles and we have well-established ESG employee committees, all undertaken with continuous oversight by our Board of Directors. We also work to provide meaningful disclosures on our various sustainability efforts, mapped against industry metrics relevant to our non-asset, knowledge-based business model.

Additional information about our programs to sustain a healthy environment and to reduce greenhouse gas emissions, as well as our approach to social responsibility and sound governance is set forth below and can also be found in our latest ESG report, which is updated annually: www.expeditors.com/sustainability.

THE ENVIRONMENT

Our Non-Asset Business Model Drives Supply Chain Sustainability

Freight consolidation is at the core of our business. It involves the combining of multiple different shipments in an efficient manner in order to maximize space utilization and, consequently, minimize the consumption of resources. Therefore, freight consolidation saves money for our customers while being measurably better for the environment by reducing unnecessary waste. In performing this important supply chain optimization role, Expeditors operates using a non-asset business model, meaning that we do not own or operate any airplanes, ships or trucks. This model affords several important advantages when it comes to the effective management of Greenhouse Gas (GHG) emissions, not least of which is our ability to accelerate transitions to more modern, fuel-efficient fleets as they become available in the market, thereby further improving overall supply chain sustainability for Expeditors and our customers.

Offering “Green Logistics Solutions” that Drive Efficiency

A key challenge in reducing GHG emissions in supply chains is providing an efficient system for demand to flow to “greener” assets. Our non-asset business model gives us maximum adaptability: as carriers invest in cleaner technologies, and our customers indicate a desire to route cargo via cleaner assets, we can direct our customers’ freight to the most optimal solutions. We are uniquely positioned to do so because we are an intermediary, operating at the orchestration level of the global supply chain. Therefore, we can switch to more efficient assets as soon as they come on line. We can also analyze customer supply chains and provide suggestions on sustainability best practices, including modal shifts, supply chain speed optimization, warehouse space optimization, freight consolidation, and data-based decision making.

Our Green Logistics Solutions service offers our customers multiple levels of insight into the environmental impact of their own supply chains. We can provide Carbon Footprint Summary Reports that illustrate emissions across a customer’s network, by transport mode, geography and business entity. Our Supply Chain Carbon Diagnostic service delivers a more detailed assessment of supply chain flows and carbon emissions, identifying opportunities and recommendations for emissions reductions. This information allows the customer to analyze their supply chain impact on a mode and lane basis, which in turn, can sharpen shipper demand to move cargo in ever more efficient ways.

Leading by Influence with Our Service Providers and Industry Outreach

We also encourage and help our business partners to adopt practices that lead to increased environmental sustainability. We fully support green freight initiatives such as the recent ocean industry adoption of low-sulfur measures for ships, and we work with our shippers to help them leverage the use of new technologies and solutions that promote a lighter carbon footprint. Specifically, we seek out partnerships with service providers that operate fuel-efficient fleets and use equipment supported by strong environmental programs. For example, we have participated in the U.S. Environmental Protection Agency’s SmartWay Transport Partnership program since 2008. Each year we work to increase the percentage of our service providers who are SmartWay members to measure and benchmark fuel use and freight emissions, with the goal of reducing carbon emissions across our customers’ supply chains. In

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addition, environmental criteria are part of our selection process for service providers, and our service provider contracts require compliance with environmental regulations.

We also work to advance sustainability in global supply chains through industry engagement, providing opportunities for dialog and thought leadership. Expeditors is actively involved in both the Clean Cargo Working Group and the Sustainable Air Freight Alliance, two groups working to bring together carriers, shippers and forwarders in a collaborative manner to reduce freight transportation’s environmental impact. Our Global Environmental Manager currently serves on the Steering Committee of the Clean Cargo Working Group.

Managing What We Control: Our Scope 1 & Scope 2 Emissions

In addition to supporting our customers’ GHG reduction efforts through supply chain efficiency, we are doing our part to reduce GHG emissions from the assets that we control directly. Our Green Teams worldwide track fuel and electricity usage across our office and warehouse facilities. We derive our Scope 1 emissions from fuel used in our operations, and our Scope 2 emissions from the electricity we consume in offices and warehouses. This data allows us to pinpoint locations in need of enhanced energy-saving programs, and the data are disclosed publicly in our annual Sustainability Report and our annual response to CDP (formerly the Carbon Disclosure Project). Our Green Teams continue to take action to reduce our environmental impact by significantly reducing paper usage, increasing the use of electric forklifts, installing more energy-efficient lighting, funding employee commuting via public transportation, and implementing recycling programs, among other initiatives.

Mapping to TCFD and SASB

We continually work to provide meaningful disclosure on our wide range of sustainability efforts taking place throughout our office and warehouse facilities around the world. We published our first public sustainability report in 2017, highlighting our many commitments and progress across the ESG spectrum. We continue to enhance our disclosure on ESG matters while monitoring developments in ESG reporting. Beginning with our 2020 sustainability report, we are mapping our disclosures on a range of ESG topics to selected metrics outlined by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) that are directly relevant to our non-asset, knowledge-based business model.

SOCIAL

Human Capital – Employees Are Our Most Important Asset

For more than 40 years, Expeditors has set the standard for excellence in global logistics by making our employees our key focus. Our founders believed that if we took care of our employees, they would take care of our customers.

This founding principle remains at the core of our philosophy on corporate citizenship today and is why the Expeditors’ Vision Statement is not primarily about logistics - it is about our people.

“To create unlimited opportunities for our people through sustainable growth and strategic focus, inspiring our premier customer-focused logistics organization.”

Our founders sought to create a different kind of company where people could do well for themselves – in other words, a place of “unlimited opportunities.” Case in point, our CEO, Jeff Musser, started his career with Expeditors as a part-time messenger while still in high school. After 30 years in a wide range of roles with the Company, he was appointed CEO in 2014. Mr. Musser’s tenure and career path of diverse experience and increasing levels of responsibility is common throughout our organization and embodies one of our corporate mottos: Hire for Attitude, Train for Skill. We believe that our culture, which fosters organic growth and promotion from within, is a competitive advantage that helps us attract and retain high-caliber talent. We are committed to developing our employees’ capabilities so that as they grow in knowledge and experience, their opportunities to service our customers and further their careers grow as well.

Creating and Maintaining a Positive Working Environment for All

We believe in creating and maintaining a positive work environment for all our employees. That commitment is supported by policies designed to promote fairness and equitable treatment. Our supervisors and managers are responsible for setting positive examples and providing mentoring with a focus on creating an inclusive environment where everyone can be successful. We firmly believe that we have an ethical and moral obligation to treat all employees fairly and equally across the globe without harassment, intimidation, or discrimination of any kind based

18 | Expeditors International of Washington, Inc.

on race, sex, sexual orientation, gender identity, gender expression, marital status, age, color, religion, creed, national origin, disability, veteran status, or any other characteristic protected under applicable law. Our Code of Business Conduct outlines our expectations regarding our labor standards and policies, which are designed to promote a fair, open and inclusive environment. We expect our service providers to live up to these same standards too. We also evaluate our ability to engage and retain employees by monitoring turnover rates and the percentage of positions filled internally, and by regularly conducting employee satisfaction surveys to identify opportunities where we can improve. We also post publicly all open positions to ensure that we are including the widest and most diverse pool of talent for consideration. We want to draw employees who are able to see Expeditors as a place of unlimited opportunity for them to achieve their own professional goals.

Workforce Diversity

Diversity and inclusion are part and parcel of our vision of unlimited opportunity for our employees. In 2020, our United States workforce was 45% women and 37% racially/ethnically diverse. Globally, our practice is to hire local employees in our offices so that our operations continue to reflect the diverse and vibrant communities we serve. We leverage regional and local expertise by staffing our districts principally with local managers and personnel who are from the regions in which they operate and who have extensive experience in logistics, coupled with a deep understanding of their local market. This results in a highly talented, inclusive and multi-cultural global workforce that we are extremely proud of. Because our business involves shipments between districts located all over the world and typically touches more than one geographic area, our success requires a high degree of communication and cooperation among our diverse workforce: 17,500 talented people of whom over 11,000 are employed in over 60 countries outside of the United States.

Upward Mobility

Expeditors has a long history of promoting from within and we consider upward mobility to be an important aspect of workforce diversity and inclusion. For instance, ten out of our top 23 global executives are women and/or are of a diverse background (race, ethnicity, or sexual orientation). Moreover, eight out of the last 11 promotions into Expeditors’ senior executive team (consisting of the top Senior Vice President roles or above) have been women and/or a person of a diverse background (race, ethnicity, or sexual orientation).  All of these recently promoted individuals are very long tenured, with an average length of service with Expeditors of 24 years (ranging between 17 and 37 years). Our corporate culture enabled these employees to thrive and have long-term success at Expeditors, just as our founders envisioned.

To ensure that this continues, we also take gender, ethnicity, and racial diversity into consideration as part of our succession planning and this specifically forms part of our Board’s review of development and succession plans for our CEO and senior executives:

“The board views board director, CEO and key management selection succession as one of its most important responsibilities. The board shall develop and maintain a succession plan for directors and the CEO. The board will also regularly review CEO developmental plans for succession of key senior executives taking into consideration the diverse experiences, qualifications, and perspectives that each candidate can bring to the Company including gender, race, and ethnicity.” (Governance Principles, page 4).

We also adopted the so-called “Rooney Rule” for our CEO and Board of Director searches. Accordingly, we require any initial list of CEO and Board candidates recruited from outside the Company to include qualified female and racially/ethnically diverse individuals. Any search firms we engage will also be instructed to include the same on their initial lists of potential candidates that are furnished to us. These requirements are set forth in our Policy on Director Nominations and our Governance Principles and are publicly available on our website at https://investor.expeditors.com/corporate-governance/governance-documents.

Workforce Recruitment

Expeditors’ commitment to diversity and inclusion in the workforce is part of our workforce recruitment too. As part of our hiring efforts, we partner with DirectEmployers in the United States to ensure our organization is conducting recruiting outreach to minority and veterans groups. We also recognize that socio-economic disparities pose potential barriers to diversity and inclusion that often have a disproportionate impact on minority communities. To address this, in 2008 we established our Opportunity Knocks Program, which offers paid internships or student work-studies for youth from disadvantaged communities, many of whom have come to work for Expeditors full time once the program

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ends. Opportunity Knocks started in the United States and has since expanded to our operations in seven countries. Considered a “Best in Class” program, we created a toolkit called “Opportunity Knocks in a Box” so that other companies could replicate the Opportunity Knocks program in their organizations. Further information about Opportunity Knocks is available on our external website: https://web.expeditors.com/opportunity-knocks/ and in our Sustainability Report at www.expeditors.com/sustainability.

Promoting Safety, Security and Professional Development

We are committed to maintaining secure and safe working environments and business operations for our employees globally by following our well-established security, health and safety standards as well as applicable security, health and safety laws and regulations. We have robust mechanisms in place to report accidents, injuries and unsafe working conditions to our dedicated Health and Safety Team.

We also encourage personal growth of our workforce. Expeditors requires all employees to complete a series of compliance training courses annually and we encourage our employees to further take advantage of a host of other training opportunities housed within our Professional Development Center – an online global learning management system that is deployed across our network. Thanks to the efforts of our employees, the average hours of training per employee was 58 hours in 2020. We believe this commitment to the safety and professional development of our employees results in our low level of employee turnover, which substantially reduces our cost to recruit and train new hires. Additionally, long-tenured employees are able to provide strong bench strength as evidenced by the long tenure of our top managers: our CEO has been with the Company for 38 years and the average tenure of our other Named Executive Officers is 30 years.

Employee Protections During the COVID-19 Pandemic

When the COVID-19 pandemic hit the global economy in early 2020, Expeditors promptly announced a “no layoff” policy so that our people would all have certainty that their jobs and livelihoods would be safe. This response was in line with our response during the 2008-09 Global Financial Crisis, a period that witnessed a significant downturn in our industry. We also re-affirmed our commitment to honoring employee healthcare plans, matching 401(k) contributions, and continuing to extend our employee stock purchase plan (ESPP) to all Expeditors employees during the pandemic. These commitments allowed our employees to focus their attention on delivering solutions and excellent service to our customers during this unprecedented crisis.

Business Continuity During the COVID-19 Pandemic

Our Business Continuity Plan (BCP) provides a framework for both protecting the safety of our people and minimizing potential adverse impacts on our operations and our customers' businesses during times of crisis. We relied heavily on our BCP in responding to the ongoing COVID-19 pandemic. What began as a localized outbreak in Wuhan, China in late 2019 rapidly expanded into the single largest business continuity event Expeditors has experienced. In response, we promptly activated our global BCP in the first quarter of 2020 and are continuing to operate under this plan today.

Our plan includes measures to protect and safeguard the health of our employees and service providers, such as sanitization of our facilities, guidelines regarding protective equipment for employees, restricting travel, and requiring office staff to work remotely if they are able to. We continue to monitor the continuously evolving situation and adjust our actions, as needed, based on recommendations from governments and local and national health authorities. Subsequent to the first quarter of 2020, we deployed a global recovery plan regionally following local regulations. Our recovery plan is intended to allow office staff currently working remotely to gradually and safely move back into offices when health risks subside and governments around the world lift restrictions. Accordingly, our districts around the world are at different phases of the recovery plan depending on local conditions.

Giving Back to our Communities Where We Work and Live

Expeditors is also committed to making our communities better places to live and work. Our community support extends to local charities, children's programs, volunteerism, and grassroots projects in our communities around the world. For example, our regional leaders in India created the Avasar Foundation in 2012 to help underprivileged girls gain equal access to unlimited learning opportunities. To date, this program has awarded 141 scholarships to cover tuition, implemented programs for pre-primary school children and equipping more than 40 local schools with state-of-the-art computer labs all of which is funded by Expeditors, employees, friends and families.

20 | Expeditors International of Washington, Inc.

Additionally, even in a pandemic year that was hard on so many, we implemented a new online platform for our Matching Gift Campaign and saw employee involvement at our corporate headquarters increase by 85% over 2019. Total employee contributions were more than 50% higher in 2020 and approximately 200 more organizations were supported in our 2020 Matching Gift Campaign over the prior year. Additionally, Expeditors provides every employee in the United States a paid day off to volunteer at a charity of their choice. No matter where we have a presence, Expeditors encourages each of our employees to commit themselves to helping improve the lives of those in their communities.

GOVERNANCE

Good Governance Means Good Business

Compliance is an essential component of good governance and, at Expeditors, compliance touches almost every aspect of our business. Indeed, one of our core Cultural Attributes is “integrity,” a trait that captures and reflects an unwavering commitment to strict compliance with the letter and the spirit of all applicable laws, regulations, and other requirements. To ensure this is translated into how we conduct our business every day, Expeditors Board of Directors together with its General Counsel and Chief Ethics and Compliance Officer oversee the Company’s Code of Business Conduct and programs to ensure compliance with sanctions and embargoes as well as anti-corruption, antitrust / competition, trade compliance laws and cybersecurity. Additionally, the Company deploys a trade compliance team of more than 140 subject matter experts throughout our global network to provide on-the-spot, practical compliance guidance at the local level. All Expeditors employees, officers and directors are required to take mandatory training on our Code of Business Conduct annually and every employee receives an additional 15+ hours of mandatory compliance training every year on critical topics including security, health and safety; preventing workplace harassment; anti-corruption; anti-competition/anti-trust; export and trade compliance and a wide range of other training that is relevant to the specific countries where we operate This training reiterates the Company’s compliance message and equips our employees with the essential compliance knowledge and skills they need.

Assessing and Monitoring Enterprise Risk

Senior executive management is responsible for the assessment and day-to-day management of risk and bringing any material risks to the attention of our Board of Directors, who are responsible for overseeing the conduct of our business and monitoring significant enterprise risks. Oversight responsibilities for certain areas of risk are assigned to our Board's standing Committees or to the full Board itself. Our Board of Directors and each of its Committees regularly discuss with management the Company’s strategies, operations, compliance, policies and inherent associated risks in order to assess appropriate levels of risk taking and steps taken to monitor, mitigate and control such exposures. Our Board of Directors believe the Company’s risk management processes are appropriate and that the active oversight role played by the Board and its Committees provides the appropriate level of oversight for the Company.

Aligning Interests: Executive Stock Ownership Policy and Clawback Policy

Expeditors maintains executive stock ownership guidelines, governed by our Compensation Committee, that require all senior executives to own mandatory minimum amounts of shares of the Company’s Common Stock (determined as a multiple of the executive’s annual base salary). These requirements help to ensure that all senior executives are acting as “business owners” and in the best interests of our Company. Furthermore, Expeditors’ Insider Trading Policy prohibits its Board of Directors and employees from hedging or pledging their ownership of Company stock, including trading in publicly traded options, puts, calls or other derivative instruments related to Company stock.

In addition, in 2015 we adopted a “clawback policy” such that if the Company found it necessary to prepare an accounting restatement of its financial statements due to material noncompliance as a result of executive misconduct, the Board shall be entitled, on behalf of the Company, to require reimbursement or forfeiture of any Incentive Compensation received by that executive.

Cybersecurity and Privacy

Given the technology- and data-intensive nature of our knowledge-based business model, we have invested in training and in a number of controls to maintain the privacy and security of our stakeholders’ information. In terms of cybersecurity, Expeditors employs a dedicated team of cybersecurity experts, including several Certified Information Systems Security Professionals, and cybersecurity staff in our district offices in each region. The team’s

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responsibilities include all aspects of global operational cybersecurity as well as policy development and cybersecurity compliance. The team leverages its alignment with our Global IS and Global Security, Health and Safety structure to protect critical information. The team’s leadership works closely with our Chief Information Officer, Chief Financial Officer, General Counsel, and Chief Ethics and Compliance Officer along with oversight from our Board of Directors. Working in tandem with our Cybersecurity team is our Global Data Protection Officer, a member of our Legal Department, who helps the Company navigate the complex and evolving regulatory landscape around data protection. As a part of our privacy program, we have in place industry-accepted physical, technical and administrative security measures appropriate to our business to safeguard and secure the personal data we collect. Our Enterprise Cybersecurity Committee and Global Data Protection Officer work with our General Counsel to provide updates to our Board of Directors on relevant privacy topics as well as deploy mandatory cybersecurity and privacy training for all employees at least annually. Two of our Board members, Liane Pelletier and Jim DuBois, have extensive cybersecurity experience.

Board Evaluation of ESG

Expeditors’ Board of Directors evaluates the Company’s effectiveness on ESG matters regularly and is constantly pursuing continuous improvement. Each year, our Board of Directors undertake a comprehensive written evaluation process, which includes a review of how the Company preserves and enhances value to each of its stakeholders, including shareholders, employees, service providers, customers and communities.

Nominating & Corporate Governance Committee:

Liane Pelletier, Chair

Mark Emmert

Diane Gulyas

22 | Expeditors International of Washington, Inc.

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATON

We are asking for your non-binding advisory vote on the following resolution, known as “Say-on-Pay,” as required pursuant to section 14A of the Exchange Act:

Resolved: That shareholders approve the compensation of the NEO, as disclosed in the Compensation Discussion & Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in this proxy statement.

We encourage you to read the Compensation Committee Report, including Compensation Discussion and Analysis, as well as the Summary Compensation Table and other related compensation tables and narrative to learn about our executive compensation programs and policies.

In 2020, the Company achieved record revenues, operating income and EPS in one of the most challenging periods in the Company’s history. Revenues grew by 24% and operating income by 23% over 2019. The Company activated its business continuity plans in the first quarter of 2020 and our employees quickly adapted to the challenges presented by the pandemic. Enhanced health and safety programs were established globally and we executed millions of shipments, including PPE, medical equipment and technology needed to support people working from home.

Total compensation to our Chief Executive Office grew by 15% over 2019 and compensation to our other NEO grew by 9% primarily as a result of compensation earned under our Executive Incentive Compensation Plan as our operating income grew by 23%. Operating income did not grow by more than 5% in the first quarter of 2020 and the amount paid to our NEO in that quarter was reduced by 5%.

Our Compensation Structure is a Unique Competitive Advantage

We strongly believe that our core compensation structure, which has been in place since the Company became publicly traded, is responsible for differentiating the Company’s performance from that of many of our competitors. Changes to our compensation programs demonstrate that we remain fully committed to a strong pay-for-performance compensation philosophy that is a unique and foundational characteristic of our Company’s culture. Expeditors' compensation structure has been and will continue to be driven by Company performance and doing what is right for our shareholders, our customers and our employees.

2018-2020 Financial Performance

(Data in millions except dividends and earnings per share)

While preserving the core of our compensation structure, we have made substantive adjustments to our programs, including:

•	Shifted a greater portion of CEO and NEO pay to equity
•	Adopted PSU programs for all executives that vest only if 3-year performance goals are achieved for Net Revenue and EPS

Notice of Annual Meeting & Proxy Statement | 23

•	Reduced Executive Incentive Compensation Pool allocations for senior executives to fund strategic growth initiatives
•

Established a performance expectation for continuous profit growth such that if operating income growth is less than 5%, our senior executive management, including all NEO, receives a 5% reduction in payout from the Executive Incentive Compensation Plan.

•	Substantially increasing the stock ownership requirement
•	Shareholders have approved of our Named Executive Compensation by more than 94% each year since 2017.

Compensation: What We Do and Don't Do

What We Do	What We Don't Do
Pay decisions are made by independent Directors; the Committees and the full Board meet regularly in executive session without management present	No guaranteed bonuses
Pay for performance (over 75% of CEO pay is 'at risk' and directly linked to performance)	No pay disconnected from performance (excluding modest base salaries)
Focus on multiple performance metrics	No perquisites
Increase the NEO allocation of the Executive Incentive Compensation pool at time of promotion	No arbitrary increases to the NEO allocation of the Executive Incentive Compensation pool
Reduce the NEO allocation of the Executive Incentive Compensation Pool over time	No supplemental pension benefits
Limit the NEO allocation of the Executive Incentive Compensation Pool to preset allocation percentages	No repricing of underwater options
Strictly tie NEO Executive Incentive Compensation to U.S. GAAP operating income	No hedging or pledging of Company shares allowed by employees or the Board of Directors
Double trigger vesting of unvested equity upon a change in control	No tax gross-ups paid on severance benefits
Work with an independent compensation consultant	No retirement bonuses
Align with shareholders through PSU and RSU
Maintain executive and outside Director share ownership guidelines
Subject incentive compensation to clawback policy
Engage shareholders on compensation matters

The Board of Directors has elected to submit a non-binding vote on compensation, a so-called "Say-on-Pay" vote, to shareholders on an annual basis.

Effect of Proposal

The Say-on-Pay proposal is non-binding on the Board of Directors. The approval or disapproval of this proposal by shareholders will not require the Board of Directors or the Compensation Committee to take any action regarding NEO compensation. The final decision on NEO compensation remains with the Board of Directors and/or its Compensation Committee. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding NEO compensation.

✓	The Board of Directors recommends a vote FOR this proposal.

24 | Expeditors International of Washington, Inc.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the Company’s executive compensation program in 2020. In particular, this CD&A explains how the Compensation Committee (the Committee) of the Board of Directors made its compensation decisions for the Company’s executives, including the following NEO:

•	Jeffrey S. Musser, President and Chief Executive Officer
•	Eugene K. Alger, President - Global Services
•	Daniel R. Wall, President - Global Products
•	Richard H. Rostan, President - Global Geographies & Operations
•	Bradley S. Powell, Senior Vice President and Chief Financial Officer

Our Compensation Philosophy

Our Company is committed to a strong pay for performance compensation philosophy that is a foundational characteristic of our Company’s culture. Expeditors has been and will continue to be driven by Company performance and doing what is right for our shareholders, our customers and our employees. While we have implemented changes to our CEO and other NEO compensation over the years, the core compensation structure, which has been in place since the Company became publicly traded, is responsible for differentiating the Company’s performance from that of many of our competitors.

The objective of our core compensation program is to enhance shareholder value over the long term by:

•	encouraging each manager to think and act as an entrepreneur;
•	establishing compensation levels that are not perceived as arbitrary;
•	providing financial rewards that are team-oriented and reflect achieved performance; and
•	aligning the interests of the individual employee with the goals of the Company and returns to our shareholders.

Our core compensation programs directly serve the interests of our Company and its stakeholders through:

•

Supporting a culture that results in low turnover and long-tenured employees who look to make a career at Expeditors. Low turnover substantially reduces our cost to recruit and train new hires. Long-tenured employees and managers provide a strong and growing bench strength. This is evidenced by the long tenure of our top managers: our CEO has been with the Company for 38 years and our other NEO average tenure with the Company is 30 years.

•

Rewarding management for achieved performance. Our core Executive Incentive Compensation Plan will deliver compensation only if we have positive operating income. The level of incentive compensation paid is directly correlated to performance. Future increases in incentive compensation payouts are dependent upon management’s ability to increase our net revenues, operating income, and EPS year over year.

•

Increasing value over the long term. Our emphasis on operating income and equity participation in the design of our compensation programs is due to their strong correlation to enterprise value creation. For example, during the 10-year time period ended December 31, 2020, annual operating income has increased from $618 million to $940 million, and annual earnings per share has increased from $1.79 to $4.07.

Base Salaries

Throughout our history, we have followed a policy of offering our management employees a compensation package that is heavily weighted toward incentive-based compensation. To emphasize at-risk variable pay, we have customarily set annual base salaries of our NEO and other top managers well below competitive market levels. Our NEO base salaries are set at or below $120,000 and are well below median NEO base salaries in our peer group.

Notice of Annual Meeting & Proxy Statement | 25

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan is a primary component of our compensation program. The Plan has been in place since 1985 and its unique design incentivizes our management team to continually increase our operating income, which in turn drives long-term shareholder value. The Executive Incentive Compensation Plan is designed to drive superior financial results and is effective because of its simplicity, transparency, and focus on a key operating metric.

Operating income captures many elements of managing a healthy business, including:

•	growing and maintaining profitable business
•	gaining new customers
•	improving customer satisfaction
•	managing carriers and service provider relationships and costs
•	increasing employee satisfaction and retention
•	controlling expenses
•	collecting cash timely

To be successful, management must optimize the multiple elements of a full income statement, culminating with operating income. This metric is comprehensive, simple, objective and easily understood. It drives both short- and long-term growth and efficiency, and creates a prudent and entrepreneurial environment. We remain committed to our focus on operating income and our view that this broad-based metric is a key driver of shareholder value over the long-term.

Our use of U.S. GAAP operating income rewards management for delivering profitable results. We use U.S. GAAP operating income because we believe that management must be held accountable for our results regardless of external market forces that may adversely affect the level of bonus payouts. Our Executive Incentive Compensation Plan creates a culture of shared economic interests among our top managers and ensures a universal and daily focus on the achievement of superior financial results. Equally important, our focus on continual improvement in operating income drives long-term shareholder value creation.

Key Terms of the Plan:

The Incentive Pool

In addition to our below-market base salaries, the total incentive cash compensation available to all senior executive management participating in the Incentive Pool, including all NEO, is limited to 10% of pre-bonus operating income. Individual amounts earned under this plan are determined by participation percentages set by the Compensation Committee at the time of promotion. As a result, incentive compensation to the CEO and to each NEO rises and falls in conjunction with our level of operating income. Executive incentive compensation is directly and inextricably tied to performance.

Eligibility for the Incentive Pool

The Compensation Committee determines which executive officers and other top managers are eligible to participate in the Executive Incentive Compensation Plan. For each quarter, the Committee determined that each NEO and every member of senior executive management would participate in the Executive Incentive Compensation Plan.

Funding the Incentive Pool

Company performance funds an Incentive Pool with up to 10% of our U.S. GAAP operating income before bonus. The Compensation Committee believes that setting the Incentive Pool at a fixed percentage of operating income with fluctuations in the amounts paid directly linked to actual changes in operating income, aligns both the short- and long-term interests of employees and shareholders.

26 | Expeditors International of Washington, Inc.

The Company has never incurred an annual or quarterly operating loss since going public in September 1984. Nonetheless, we maintain the following stringent policies in the event that we should incur no or negative operating income for a quarter:

•	No incentive payments will be made for a quarter in which we have no or negative operating income.
•

Any cumulative operating losses must be made up by future operating income before we would start to fund the Incentive Pool for incentive payments. For example, if we incurred a $5 million operating loss in the first quarter of a fiscal year, no incentive payments would be made for that quarter. If operating income in the second and third quarter of such fiscal year equaled, in the aggregate, $5 million, we would still make no incentive payments for those quarters. However, in the fourth quarter, if quarterly operating income was positive, the Incentive Pool would be funded and incentive payments would be made to eligible executives.

•

The foregoing policy also would apply if operating income, in years that have previously been audited and reported, were to be subsequently adjusted downward. In that situation, no payments under the Executive Incentive Compensation Plan would be due until future operating income results exceed the amount of the downward adjustment. However, no additional payments would be due if such adjustments increased previously reported fiscal year operating income.

We believe this policy protects shareholder interests while strongly incentivizing our management team to maintain and increase positive operating income every fiscal quarter.

Allocation of the Incentive Pool

The Compensation Committee determined each NEO's allocable portion of the Incentive Pool. This determination is set at the time of promotion to the position and performance is reviewed quarterly. The Compensation Committee considers various factors when establishing each participant's allocable share of the Incentive Pool, including:

•

The executive’s roles and responsibilities with the Company – generally, those executives in the most senior positions are allocated a greater portion of the Incentive Pool than those serving in less senior positions;

•	The contribution of the executive in increasing corporate profits and shareholder value;
•	An executive’s promotion during the fiscal year; and
•	The executive’s tenure with the Company.

For our most senior executive managers, their allocable percentage of the Incentive Pool is likely to decline over time to accommodate additional investments in personnel. In 2017, the allocation percentages to all senior executive managers (including all NEO) were reduced by 6% from 2016 to fund the expansion of our new Strategy function and related strategic initiatives. In 2019, these allocation percentages were further reduced by 3% to invest in other key personnel. Additionally, in 2019 the Compensation Committee implemented a change to NEO and other senior executives such that it further reduced payouts by an annual amount equal to the target value of performance share unit (PSU) awards that will vest only if 3-year performance goals are achieved for Net Revenues and EPS.

The table below shows the percentage of the Incentive Pool allocated to each NEO at year-end, including the reduction in payouts related to minimum growth requirement and PSU awards:

	2018	2019	2020
Chief Executive Officer	4.9%	4.5%	4.7%
President - Global Services	4.2%	3.4%	3.5%
President - Global Products	3.7%	3.0%	3.0%
President - Global Geographies	3.7%	3.0%	3.1%
Chief Financial Officer	4.2%	3.4%	3.4%

The fixed percentage of each NEO’s allocation did not change in 2020. The change in 2020 percentages compared to 2019 above are the result of reduced payouts in 2019 as the 5% growth performance requirement was not met in 2019. In 2020, the 5% growth performance requirement was met in all quarters except in the first quarter.

Notice of Annual Meeting & Proxy Statement | 27

Determining Payouts Under the Incentive Pool

Payouts under the Plan were determined by multiplying the Incentive Pool by each participant’s allocable portion of the Incentive Pool. For each quarter of fiscal years 2018-2020, we had positive operating income, which resulted in the funding of the Incentive Pool. At the conclusion of each quarter, the Compensation Committee reviewed and approved each NEO incentive payment under the Executive Incentive Compensation Plan based on the executive officer’s allocable share of the Incentive Pool for that quarter including the reductions for PSU awards, which began in the third quarter of 2019.

5% Growth Performance Requirement

In 2017, a minimum 5% growth requirement was added for the CEO to earn an unreduced payout, and in 2020, the requirement was expanded to include all senior executive management. Operating income grew by more than 5% in each quarter of 2018 as compared to the same periods in 2017. Operating income did not grow by 5% in any of the quarters of 2019, as compared to the same periods in 2018, and the amount paid to our CEO was reduced by 5% or a total of $201,305. Operating income did grow by more than 5%, as compared to the same period in 2019, except in the first quarter of 2020 and the amount paid to our NEO and senior executives in that quarter was reduced by 5% or a combined total of $487,533.

Determination of NEO RSU Grants

The Compensation Committee considered various factors in determining the size of each RSU grant to NEO for 2020, including:

•	Executive officer performance during the past 12 months, including noteworthy accomplishments;
•	Targeted NEO equity-to-overall compensation ratio;
•	Tenure with the Company;
•	Current position and associated responsibilities; and
•	Size of grant relative to peers within the Company.

PSU Grants to CEO and Senior Executive Management

To further align CEO long-term incentive compensation with shareholders’ interests and focus on long-term performance, the Compensation Committee starting in 2017 shifted a portion of Mr. Musser’s annual pay to longer-term by adopting performance metrics in the form of performance share units (PSU) subject to vesting only if 3-year performance goals were achieved for Net Revenues and EPS. The PSU are awarded in May each year under the Amended and Restated 2017 Omnibus Incentive Plan (the Amended 2017 Plan) that was approved by shareholders. PSU incentive goals are established with the intent that performance in-line with our operating plans should result in a payout that is approximately at target. In order to achieve the maximum goals, our performance would have to exceed our operating plans to a significant degree. Threshold performance goals were set at a level that was meant to be attainable and below which the Company could not justify a payout. In evaluating the difficulty of our target performance goals, the Compensation Committee, comprised entirely of independent Directors, believes these goals are challenging. Beginning in 2019, the Compensation Committee expanded the use of PSU awards to senior executive management, including all other NEO. PSU continue to measure 3-year performance and use Net Revenues and EPS, weighted 25% and 75% respectively.

28 | Expeditors International of Washington, Inc.

2018 PSU Performance Criteria & Discussion

The performance period of Mr. Musser’s 2018 PSU was January 1, 2020 to December 31, 2020. The final number of shares earned was based on the Company’s 3-year EPS and Net Revenue growth. In setting targets for the 2018 PSU, the Compensation Committee considered a number of factors, including the Company’s past performance, current strategies and initiatives, estimated share repurchases, expected macro-economic forces, and global trade expectations. Following the end of the performance period, the Compensation Committee considers the Company’s actual performance compared to targets, including the effect of any significant items during the performance period in making its final determination.

Net revenues are a non-GAAP measure calculated as revenues less directly related operations expenses attributable to the Company’s principal services. The Board believes that net revenues are a better measure than total revenues when evaluating the Company’s operating performance since total revenues earned as a freight consolidator include the carriers’ charges for carrying the shipment, whereas revenues earned in other capacities include primarily the commissions and fees earned by the Company. Net revenue is one of the Company’s primary operational and financial measures and demonstrates management’s ability to concentrate and leverage purchasing power through effective consolidation of shipments from customers utilizing a variety of transportation carriers and optimal routings.

For PSU granted in 2018, the Compensation Committee established 2020 performance criteria for Mr. Musser based on the following criteria and weightings. The table below also includes the actual achieved performance for the year ended December 31, 2020 used in the final measurement:

PSU Performance Criteria	Weighting	Threshold	Target	Maximum	Actual
Percent of PSU Earned:		50%	100%	200%	183%
Cumulative EPS Growth:	75%	$2.70	$3.26	$3.91	$4.07
Net Revenues Growth (in millions):	25%	$2,325	$2,756	$3,308	$2,928
PSU Award:(1)		8,983	17,967	35,934	32,839

(1)	Actual award amount excludes 1,284 dividend equivalents earned during the performance period.

RSU & PSU Vesting and Retirement Eligibility

The RSU and PSU Awards under the Amended 2017 Plan include a dividend equivalent that vests commensurately with the underlying award. In addition, senior executive management who have either (i) attained the age of 55 and completed at least 10 years of continuous service, or (ii) completed at least 30 years of continuous service are deemed "retirement eligible." All NEO are retirement eligible. RSU vest 1/3 on each successive one-year anniversary of the grant date. PSU vest only if performance goals are achieved for net revenue and earnings per share growth in the second fiscal year after grant. Upon the retirement, death or disability of a retirement-eligible senior executive manager, RSU vest immediately and PSU will fully vest at the end of the applicable performance period. See “Potential Payments upon Termination & Change in Control” for a description of the treatment of RSU and PSU upon an involuntary termination with cause and without cause and a voluntary termination for good reason.

Perquisites & Other Personal Benefits

The Company provides no perquisites or personal benefits to our NEO that are not available to all employees. The Company provides standard benefits packages to all employees that vary by country, based on individual country regulations. Further, the Company does not provide tax “gross-ups” on change in control severance benefits or any other type of benefit.

Risk & Compensation Clawback Recovery

Because the Executive Incentive Compensation Plan is based on cumulative operating income, any operating losses that are incurred must be recovered from future operating income before any amounts would be due to participants. Since a significant portion of executive compensation comes from the Executive Incentive Compensation Plan, the Company believes that this cumulative feature is a disincentive to excessive risk taking by its senior managers. No one individual has the authority to commit the Company to excessive risk taking. Due to the nature of the Company’s services, the business has a short operating cycle. The outcome of any higher risk transactions, such as overriding established credit limits, would be known in a relatively short time frame. Management believes that when the potential

Notice of Annual Meeting & Proxy Statement | 29

impact on the bonus is considered in light of this short operating cycle, the potential for gains that could be generated by higher risk business practices is sufficiently mitigated. Management believes that both the stability and the long-term growth in operating income and net earnings are a result of the incentives and recovery mechanism inherent in the Company’s compensation programs. Awards under the 2017 Plan (including any shares subject to an Award) are subject to any Company policy providing for recovery, recoupment, clawback and/or other forfeiture. In addition, the Company's "clawback policy" related to financial restatements includes not just the CEO and Chief Financial Officer (CFO), but all members of senior executive management.

Role of the Compensation Committee, Management & Consultants

Compensation decisions, other than compensation and equity grant determinations for the CEO, are made in consultation with the CEO. Compensation decisions for the CEO are made by our Compensation Committee and approved by our full Board. With respect to the Executive Incentive Compensation Plan, the CEO recommends allocation percentages for all participating executive officers, which must be reviewed and approved by the Compensation Committee.

The Board believes in overall total compensation targets that are consistent with the underlying compensation philosophy of the Company. The Company recognizes that because it operates in the highly competitive global logistics services industry, the quality of its service depends upon the quality of the executives and other employees it is able to attract and retain. In order to succeed, the Company believes that it must be able to attract and retain qualified executives and employees. The Compensation Committee considers the competitiveness of the entire compensation package of an executive officer relative to that paid by similar companies when evaluating the adequacy of base salaries, the percentage allocations of the Executive Incentive Compensation Plan and equity grants. The Company’s objective is to offer a total compensation package, which gives the executive officer the opportunity to be rewarded at a level believed to be superior to that offered by the Company’s competitors in the global logistics services industry. The Company believes that the opportunity for achieving superior levels of compensation is predicated on achieving sustained, long-term profitable results that are superior to those of its competitors.

The Compensation Committee used benchmark data on a limited basis to review base salaries and other compensation information and practices disclosed by certain U.S. publicly traded companies in the logistics and transportation industry. The benchmark data has confirmed that the Company’s compensation packages offered to executives are competitive and give executives appropriate incentives to retain and gain profitable customers and business. Benchmark data was derived from proxy statements filed by Alaska Air Group, Inc., Avis Budget Group, Inc., CH Robinson Worldwide, Inc., CSX Corp., Hertz Global Holdings, Inc., Hub Group, Inc., JB Hunt Transport Services, Inc., JetBlue Airways Corp., Knight-Swift Transportation Holdings, Inc., Landstar System, Inc., Norfolk Southern Corp., Old Dominion Freight Line, Inc., Ryder System, Inc., Schneider National, Inc., and XPO Logistics. While these companies vary in size in terms of revenue, the Compensation Committee believes the benchmark data derived from this group of companies is useful for the limited comparisons described above.

Since 2016, the Compensation Committee has engaged Meridian Compensation Partners, LLC (Meridian) to provide advice on executive and Director compensation matters. The Compensation Committee has assessed the independence of Meridian pursuant to SEC and NASDAQ rules and determined that no conflict of interest exists that would prevent Meridian from providing independent and objective advice to the Compensation Committee. Meridian has provided consulting services only as directed by the Compensation Committee. Meridian reports directly to the Compensation Committee and does not provide any other services to the Company.

30 | Expeditors International of Washington, Inc.

Employment Agreements

The Company has entered into employment agreements with each NEO. Each employment agreements is automatically renewable upon expiration for additional one-year periods unless either party elects otherwise.

Executive Stock Ownership Policy

The Company maintains executive stock ownership guidelines and is governed by the Compensation Committee. These stock ownership guidelines are applicable to our NEO and certain other senior management holding a title of Senior Vice President or above. These guidelines are designed to increase executives’ equity stakes in the Company and to further align executives’ interests with those of shareholders. The guidelines require covered executives to own shares of the Company’s Common Stock sufficient to satisfy the amount specified below as a multiple of the executive’s annual base salary:

	Guidelines
Chief Executive Officer	60 x Base Salary	$6,000,000
President, Executive Vice President, or Chief Financial Officer	20 x Base Salary	$2,000,000
Senior Vice President	10 x Base Salary	$1,000,000

Executives in the positions above need to achieve the corresponding ownership target within five years of the earlier of promotion to the position or the policy adoption or revision date. This policy excludes stock option grants in the ownership calculation and includes RSU and target PSU grants. As of December 31, 2020, all of our NEO are in compliance with their respective ownership guidelines. When NEO exercise stock options, they must continue to comply with the ownership requirements above.

All executives must hold 75% of the net after-tax shares received upon vesting of any PSU and RSU until their respective stock ownership guidelines are achieved.

Insider Trading Policy Prohibits Hedging or Pledging

The Company’s Insider Trading Policy prohibits its Board of Directors and employees from hedging or pledging their ownership of Company stock, including trading in publicly-traded options, puts, calls or other derivative instruments related to Company stock.

Other Retirement or Disability Payments

Other than for RSU and PSU, the Company has no formal obligations to make any payments to any executive officer upon his or her death, disability or retirement except to senior executive management domiciled in countries where statutory regulations require that these benefits be provided to all employees. The Company adopted a policy in 2014 that prohibits the payment of any retirement bonuses to executive officers and members of senior executive management.

While there is no legal or contractual obligation to do so, the Company has, on occasion, accelerated the vesting of any unvested RSU or stock options of employees who pass away.

Notice of Annual Meeting & Proxy Statement | 31

Compensation Committee Report

The Compensation Committee believes in simple, easy to understand executive incentive compensation plans that are directly aligned with Company performance and focus management on enhancing the long-term value of the Company. The Compensation Committee Charter is available on our website https://investor.expeditors.com.

Compensation Committee

All members are independent under Exchange Act and NASDAQ rules. The Compensation Committee met four times in 2020.

Compensation Committee Interlocks & Insider Participation

No member of the Committee is or has been an officer or employee of the Company and none had any interlocking relationship with any other entities or of the type that would be required to be disclosed in this Proxy Statement.

Key Responsibilities:

•

Annually review and approve corporate goals and objectives relevant to CEO compensation, annually evaluate CEO performance in light of those goals and objectives, and recommend CEO compensation based on that evaluation

•	Approve compensation of all non-CEO executive officers
•	Approve the annual and long-term performance goals for the Company’s incentive plans, including targets in PSU awards
•	Ensure that incentive compensation programs are consistent with the Company’s annual and long-term performance objectives and do not encourage unnecessary or excessive risk taking
•	Determine base salary, participation level in the Executive Incentive Compensation Plan and equity grants to the CEO
•	Review and recommend compensation of non-management Directors
•	Oversee enterprise risks assigned to Committee by the Board

The Compensation Committee believes that the compensation for the CEO and other NEO are consistent with its philosophy and the objectives described above. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

Mark Emmert, Chair

Robert Carlile

Diane Gulyas

32 | Expeditors International of Washington, Inc.

Summary Compensation Table for the Fiscal Year Ended December 31, 2020

The table below summarizes the total compensation earned by each NEO for each of the fiscal years shown. The Company has entered into employment and indemnification agreements with all of the NEO.

The NEO were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal years shown. Amounts listed under “Non-Equity Incentive Plan Compensation” were determined based on percentages of the Incentive Pool that were allocated to each NEO by the Compensation Committee under the 2008 Executive Incentive Compensation Plan based on the factors described in the Compensation Discussion and Analysis contained herein.

Base salaries for the NEO accounted for less than 3% of their total compensation and “at-risk” compensation accounted for more than 80% of their total compensation in 2020. Benefits accounted for less than 1% of the total compensation of NEO.

The following table sets out the type and amount of compensation paid to each NEO for the years ended December 31:

Name & Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Jeffrey S. Musser	2020	$100,000	$2,406,138	$4,896,713	$3,000	$7,405,851
President & Chief	2019	$100,000	$2,499,998	$3,821,457	$3,000	$6,424,455
Executive Officer	2018	$100,000	$2,500,288	$4,312,192	$3,000	$6,915,480
Eugene K. Alger	2020	$100,000	$972,340	$3,605,338	$3,000	$4,680,678
President - Global	2019	$100,000	$1,010,086	$3,195,819	$3,000	$4,308,905
Services	2018	$100,000	$505,151	$3,696,713	$3,000	$4,304,864
Daniel R. Wall	2020	$100,000	$972,340	$3,173,278	$3,000	$4,248,618
President – Global	2019	$100,000	$1,010,086	$2,814,357	$3,000	$3,927,443
Products	2018	$100,000	$505,151	$3,287,673	$3,000	$3,895,824
Richard H. Rostan	2020	$100,000	$860,804	$3,192,341	$3,000	$4,156,145
President – Global	2019	$100,000	$894,220	$2,829,788	$3,000	$3,827,008
Geographies & Operations	2018	$120,000	$447,121	$3,273,171	$3,000	$3,843,292
Bradley S. Powell	2020	$100,000	$972,340	$3,602,841	$3,000	$4,678,181
Senior Vice President &	2019	$100,000	$1,010,086	$3,193,768	$3,000	$4,306,854
Chief Financial Officer	2018	$100,000	$505,151	$3,694,580	$3,000	$4,302,731

(1)

Represents the aggregate grant date fair value of RSU and PSU awards at target. RSU will vest annually over three years after the grant date or upon retirement. The PSU value is based upon the probable outcome, as estimated at the grant date, of achieving the performance metrics at the end of the three-year performance period. See the Grants of Plan Based Awards Table for the grant date fair value assuming the highest level of achievement under these awards.

(2)	These amounts include the Company’s matching contributions, up to a maximum annual Company contribution of $3,000 under an employee savings plan under Section 401(k) of the Code.

Notice of Annual Meeting & Proxy Statement | 33

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding awards granted to each NEO during the year ended December 31, 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date of Equity Awards	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards(3)	Closing Price on Grant Date	Grant Date Fair Value of Stock Awards (4)
Jeffrey S. Musser	5/5/2020	—	$4,896,713	—	8,252	16,503	33,006	—	$72.90	$1,203,069
	5/5/2020	—	—	—	—	—	—	16,503	$72.90	$1,203,069
Eugene K. Alger	5/5/2020	—	$3,605,338	—	3,335	6,669	13,338	—	$72.90	$486,170
	5/5/2020	—	—	—	—	—	—	6,669	$72.90	$486,170
Daniel R. Wall	5/5/2020	—	$3,173,278	—	3,335	6,669	13,338	—	$72.90	$486,170
	5/5/2020	—	—	—	—	—	—	6,669	$72.90	$486,170
Richard H. Rostan	5/5/2020	—	$3,192,341	—	2,952	5,904	11,808	—	$72.90	$430,402
	5/5/2020	—	—	—	—	—	—	5,904	$72.90	$430,402
Bradley S. Powell	5/5/2020	—	$3,602,841	—	3,335	6,669	13,338	—	$72.90	$486,170
	5/5/2020	—	—	—	—	—	—	6,669	$72.90	$486,170

(1)

The total amount available to executive officers participating in the Executive Incentive Compensation Plan, including all NEO, is limited to 10% of pre-bonus operating income. Individual amounts earned under this plan are determined by participation percentages and any potential downward adjustments approved by the Compensation Committee. The Company does not use thresholds or targets or maximums in determining levels of compensation under this plan.

(2)

PSU grants are made pursuant to the Company’s Amended 2017 Plan. The final number of PSU are determined using an adjustment factor of between half and two times the target PSU amount, depending on the degree of achievement above threshold of the designated net revenue and earnings per share performance targets in the year ended December 31, 2022. If the minimum performance thresholds are not achieved, no shares will be issued. Each PSU vests at the end of the performance period and will convert to one share of the Company's Common Stock within 60 days after the end of the performance period.

(3)

RSU grants are made pursuant to the Company’s Amended 2017 Plan. RSU vest annually over three years based on continued employment, unless the participant is eligible for retirement, and are settled upon vesting in shares of the Company's Common Stock on a one-for-one basis.

(4)

All assumptions used to determine the grant date fair value of the stock awards are included in Note 5 to the Company’s consolidated financial statements included on Form 10-K as filed on February 19, 2021.

Option Exercises, Shares Vested & Year-End Equity Value Tables

The following table sets forth certain information regarding options exercised and RSU and PSU vested for each NEO during the year ended December 31, 2020:

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Jeffrey S. Musser	326,000	$13,185,464	53,866	$4,652,147
Eugene K. Alger	76,000	$2,991,920	7,979	$580,783
Daniel R. Wall	158,500	$6,201,582	7,979	$580,783
Richard H. Rostan	20,000	$753,535	7,061	$513,966
Bradley S. Powell	172,107	$6,529,779	7,979	$580,783

(1)

Represents the difference between the market price of the Company’s Common Stock at exercise and the exercise price of the options, multiplied by the number of options exercised. The options exercised in 2020 were granted to each NEO from 2010 and 2016.

(2)	Includes dividend equivalents.
(3)

Represents the market price of the Company's Common Stock at the vesting date, multiplied by the number of RSU vested. The amount for Mr. Musser includes 34,123 PSU that vested for the 2018-2020 performance period with a realized value of $94.22 per share. The PSU was settled on February 19, 2021.

34 | Expeditors International of Washington, Inc.

The following table sets forth equity awards held by the NEO at December 31, 2020:

	Option Awards
Year of Grant	Exercisable	Exercise or Base Price	Option Expiration Date	Number of Unvested Stock Unit Awards (1)	Market Value of Unvested Stock Unit Awards (3)	Number of Unearned and Unvested Stock Unit Awards (2)	Market Value of Unearned and Unvested Unit Awards (3)

Jeffrey S. Musser
2020	—	—	—	16,715	$1,589,722	16,715	$1,589,722
2019	—	—	—	11,296	$1,074,363	16,871	$1,604,584
2018	—	—	—	6,224	$591,936	—	—
2013	10,000	$35.32	5/1/2023	—	—	—	—
2012	5,000	$40.74	5/2/2022	—	—	—	—
Eugene K. Alger
2020	—	—	—	6,754	$642,420	6,754	$642,420
2019	—	—	—	4,564	$434,121	6,816	$648,308
2018	—	—	—	2,515	$239,238	—	—
Daniel R. Wall
2020	—	—	—	6,754	$642,420	6,754	$642,420
2019	—	—	—	4,564	$434,121	6,816	$648,308
2018	—	—	—	2,515	$239,238	—	—
Richard H. Rostan
2020	—	—	—	5,980	$568,728	5,980	$568,728
2019	—	—	—	4,040	$384,291	6,034	$573,941
2018	—	—	—	2,226	$211,700	—	—
2016	30,000	$47.39	5/3/2026	—	—	—	—
2015	29,000	$47.27	5/21/2025	—	—	—	—
2014	27,000	$45.56	12/5/2024	—	—	—	—
2013	9,000	$35.32	5/1/2023	—	—	—	—
Bradley S. Powell
2020	—	—	—	6,754	$642,420	6,754	$642,420
2019	—	—	—	4,564	$434,121	6,816	$648,308
2018	—	—	—	2,515	$239,238	—	—

(1)	RSU awards vest annually over 3 years from the date they are granted or upon retirement and includes dividend equivalents on unvested RSU.
(2)

Assumes PSU payout at target levels. PSU granted in 2019 and 2020 will vest on December 31, 2021 and December 31, 2022, respectively, or upon retirement only if 3-year performance goals are achieved for Net Revenue and EPS. PSU includes dividend equivalents on unvested PSU based on target levels.

(3)	Market value determined by the closing market stock price of $95.11 on December 31, 2020.

Notice of Annual Meeting & Proxy Statement | 35

Potential Payments upon Termination & Change in Control

The Company has employment agreements with each NEO and maintains certain plans under which it provides compensation to the NEO in the event of a termination of employment or a change in control.

The following table and accompanying footnotes illustrate the payments that would be due to each NEO under all applicable termination scenarios, assuming the triggering event took place on December 31, 2020:

		Involuntary		Voluntary
		Termination		Termination
		with Cause	Voluntary	Including	Involuntary
	Involuntary	with Non-	Termination	Retirement with	Termination
	Termination	Compete	Including	Non-Compete	without	Death or
	with Cause (1)	Agreement (1)	Retirement (2,3)	Agreement (1,2,3)	Cause (2,3,4)	Disability (5)
Jeffrey S. Musser
Employment Agreement	—	$50,000	—	$50,000	$2,498,357	—
Restricted Stock Units	—	—	$3,256,021	$3,256,021	$3,256,021	$3,256,021
Performance Stock Units	—	—	$3,194,306	$3,194,306	$3,194,306	$3,194,306
Total	—	$50,000	$6,450,327	$6,500,327	$8,948,684	$6,450,327
Eugene K. Alger
Employment Agreement	—	$50,000	—	$50,000	$1,852,669	—
Restricted Stock Units	—	—	$1,315,779	$1,315,779	$1,315,779	$1,315,779
Performance Stock Units	—	—	$1,290,728	$1,290,728	$1,290,728	$1,290,728
Total	—	$50,000	$2,606,507	$2,656,507	$4,459,176	$2,606,507
Daniel R. Wall
Employment Agreement	—	$50,000	—	$50,000	$1,636,639	—
Restricted Stock Units	—	—	$1,315,779	$1,315,779	$1,315,779	$1,315,779
Performance Stock Units	—	—	$1,290,728	$1,290,728	$1,290,728	$1,290,728
Total	—	$50,000	$2,606,507	$2,656,507	$4,243,146	$2,606,507
Richard H. Rostan
Employment Agreement	—	$50,000	—	$50,000	$1,646,171	—
Restricted Stock Units	—	—	$1,164,719	$1,164,719	$1,164,719	$1,164,719
Performance Stock Units	—	—	$1,142,669	$1,142,669	$1,142,669	$1,142,669
Total	—	$50,000	$2,307,388	$2,357,388	$3,953,559	$2,307,388
Bradley S. Powell
Employment Agreement	—	$50,000	—	$50,000	$1,851,421	—
Restricted Stock Units	—	—	$1,315,779	$1,315,779	$1,315,779	$1,315,779
Performance Stock Units	—	—	$1,290,728	$1,290,728	$1,290,728	$1,290,728
Total	—	$50,000	$2,606,507	$2,656,507	$4,457,928	$2,606,507

(1)

Following an executive officer's resignation, or when terminating an executive officer for cause, the Company may, in its sole discretion, invoke a six-month non-compete provision contained in the employment agreements for a lump sum payment representing 50% of the executive officer’s base salary. The term “cause” as defined in the employment agreement is any act of an executive officer, which in the reasonable judgment of the Board of Directors, constitutes dishonesty, larceny, fraud, deceit, gross negligence, a crime involving moral turpitude, willful misrepresentation to shareholders, Directors or officers or material breach of the employment agreement.

(2)

NEO are retirement eligible if they either have (i) attained the age of 55 and completed at least 10 years of continuous service, or (ii) completed at least 30 years of continuous service. All NEO were retirement eligible. With respect to RSU and PSU grants, “retirement” means the voluntary or involuntary termination of employment for any reason other than for cause, disability or death. Upon such voluntary or involuntary termination of employment for any reason other than for cause, disability or death, all RSU vest and PSU awards vest at the end of the performance period based on actual performance.

(3)

For PSU awards, if terminated prior to the commencement or completion of a performance period, then (i) unvested PSU granted during the prior six-month period will be forfeited; (ii) provided that the NEO timely executes a waiver and release of claims against the Company, a prorated portion (based on service completed at the time of termination) of unvested PSU will be eligible to become vested at the end of the applicable performance period, based on actual achievement of performance goals; and (iii) all other unvested PSU shall be forfeited.  For RSU awards, if terminated prior to a scheduled vesting date, then (i) unvested RSU granted during the prior six month period will be forfeited; (ii) provided that the NEO timely executes a waiver and release of claims against the Company, those RSU that otherwise would have vested during the twelve (12) month period following the NEO’s termination will immediately become vested upon the NEO’s termination; and (iii) all other unvested RSU shall be forfeited.  PSU will be paid out shortly after the performance period ends and RSU will be paid out shortly after the scheduled vesting date set forth in the RSU Agreement.

36 | Expeditors International of Washington, Inc.

(4)

When terminating an executive without cause, the Company must pay the executive officer cash compensation in a lump sum amount equal to 50% of his or her base salary plus 50% of the amount of the preceding twelve months of non-equity incentive compensation, which automatically extends the non-compete provision for an additional six months.

(5)

Upon the death or disability of an NEO, the NEO or NEO's estate shall be entitled payment or settlement, within 90 days of the NEO's death or disability, of all unvested RSU. Upon death or disability of a retirement-eligible NEO, for PSU, the NEO or NEO’s estate shall be entitled payment or settlement as soon as administratively feasible, assuming that performance would be achieved at the target level with respect to the full amount of PSU.

Under NEO employment agreements, no payments are due upon a "change in control."  The following table and accompanying footnotes illustrate the payments that would be due to each of the NEO under all applicable “change in control” scenarios relative to their equity awards, assuming the triggering event took place on December 31, 2020:

	Change in Control with	Change in Control	Qualifying Termination after a
	RSU/PSU Replacement	without RSU/PSU	Change in Control with RSU/PSU
	Awards (1,2)	Replacement Awards (1,2,3)	Replacement Awards (1,2,4,5)
Jeffrey S. Musser
Restricted Stock Units	—	$3,256,021	$3,256,021
Performance Share Units	—	$3,194,306	$3,194,306
Total	—	$6,450,327	$6,450,327
Eugene K. Alger
Restricted Stock Units	—	$1,315,779	$1,315,779
Performance Share Units	—	$1,290,728	$1,290,728
Total	—	$2,606,507	$2,606,507
Daniel R. Wall
Restricted Stock Units	—	$1,315,779	$1,315,779
Performance Share Units	—	$1,290,728	$1,290,728
Total	—	$2,606,507	$2,606,507
Richard H. Rostan
Restricted Stock Units	—	$1,164,719	$1,164,719
Performance Share Units	—	$1,142,669	$1,142,669
Total	—	$2,307,388	$2,307,388
Bradley S. Powell
Restricted Stock Units	—	$1,315,779	$1,315,779
Performance Share Units	—	$1,290,728	$1,290,728
Total	—	$2,606,507	$2,606,507

(1)

“Change in Control” means any of the following: (a) when any person (with certain exceptions) becomes the beneficial owner, directly or indirectly, of 50% of the Company’s then outstanding securities,(b) when a transaction requiring shareholder approval occurs involving the sale of all, or substantially all, of the assets of the Company or a merger of the Company with or into another company, or (c) "Continuing Directors" (as defined in the Amended 2017 Plan) cease to constitute a majority of the Board other than due to death, retirement or disability, or (d) shareholder approval of a complete liquidation or dissolution of the Company.

(2)	An unmodified RSU or PSU surviving a Change in Control would qualify as a "Replacement Award."
(3)	For PSU assumes that actual performance through the date of the Change in Control is not greater than the PSU at "target" level. PSU payment is to occur within 30 days of the Change in Control event.
(4)

The term "Qualifying Termination" is an involuntary termination without cause or a voluntary termination with Good Reason that occurs within two years of a Change in Control involving Replacement Awards. Payment to occur within 60 days of the Qualifying Termination.

(5)	For PSU assumes that actual performance through the date of the Change in Control is not greater than the PSU at "target" level. PSU payment is to occur within 60 days of the Qualifying Termination.

Notice of Annual Meeting & Proxy Statement | 37

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2020 regarding compensation plans under which equity securities of the Company are authorized for issuance:

	(a)	(b)	(c)
Number of Securities
Available for Future
	Number of Securities to	Weighted-Average	Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options &	Outstanding Options &	(Excluding Securities
Plan Category	Rights (1)	Rights (2)	Reflected in Column (a)) (3)
Equity Compensation Plans Approved by Security Holders	4,746,798	$44.49	5,508,711
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	4,746,798	$44.49	5,508,711

(1)	Represents shares issuable upon exercise of outstanding stock options, vesting of outstanding restricted stock units and performance stock units that will vest if target levels are achieved.
(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units and performance stock units, which have no exercise price.
(3)	Includes 2,480,805 available for issuance under the employee stock purchase plans and 3,027,906 available for future grants of equity awards under the Amended 2017 Plan.

38 | Expeditors International of Washington, Inc.

PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending the approval of the appointment of KPMG LLP as registered independent public accountants for the Company to audit the consolidated financial statements for 2021. If shareholders do not approve, the Audit Committee will reconsider the appointment.

Relationship with Independent Registered Public Accounting Firm

KPMG provided the following audit and other services during 2020 and 2019:

	2020	2019
Audit Fees	$2,795,000	$2,835,000

Includes fees associated with the annual integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, statutory audits of foreign subsidiaries, and a registration statement.

Audit-Related Fees	12,000	12,000	Includes fees for attestation reports for international subsidiaries.
Tax Fees	—	32,000	2019 includes fees for tax advice and compliance. No fees were paid to KPMG in either year for tax planning.
All Other Fees	—	—
Total Fees	$2,807,000	$2,879,000

The Audit Committee has established a policy that prohibits the Company from retaining its principal independent registered public accounting firm for any engagements other than those that could be described above as audit, audit-related or other services pre-approved by the Audit Committee. In all cases, the Audit Committee approved 100% of the services provided in advance to determine whether they would be compatible with maintaining KPMG’s independence.

The Audit Committee also reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services), which KPMG is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by KPMG on the firm’s independence in performing its audit and audit-related services.

The Audit Committee and the Company’s Board of Directors believe that the continued retention of KPMG as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. The Company has been advised by KPMG that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

✓	The Board of Directors recommends a vote FOR this proposal.

Notice of Annual Meeting & Proxy Statement | 39

AUDIT COMMITTEE REPORT

The Audit Committee is dedicated to overseeing all accounting and financial reporting processes, including underlying internal controls, audits, and the transparency of disclosures in the Company’s financial reports. The Audit Committee Charter is available on our website at https://investor.expeditors.com.

Audit Committee

All members are independent under Exchange Act and NASDAQ rules. The Board has determined that Mr. Carlile qualifies as "audit committee financial expert" as defined under applicable SEC rules.

Key Responsibilities:

•	Maintain oversight of financial accounting and reporting and underlying internal controls
•	Assist the Board in discharging its fiduciary responsibilities and the adequacy of disclosures to shareholders and to the public
•	Maintain oversight responsibility for the Company’s independent registered public accounting firm
•	Assure the independence of the Company’s independent registered public accounting firm
•	Meet with the Company’s internal audit staff and members of the independent registered public accounting firm to review auditing plans, scopes and findings
•	Facilitate open communication among Directors, the Company’s independent registered public accounting firm, internal auditors and management
•	Oversee enterprise risks assigned to the Committee by the Board

2020 Committee Highlights

The Audit Committee met four times in 2020. The following are some highlights and ongoing projects from the Committee’s work in 2020:

•	Continued oversight of the development and implementation of the Company’s new accounting system
•	Continued oversight of the Company’s implementation of the Tax Cuts and Jobs Act (the Act) and related interpretations

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, and internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for issuing reports thereon.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2020. The Audit Committee has discussed with KPMG LLP (KPMG), the Company’s independent registered public accounting firm for 2020, the matters required to be discussed under the rules adopted by the PCAOB and the Securities Exchange Commission (SEC), as well as critical audit matters. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG the auditor’s independence from the Company and its management.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Audit Committee:

Robert Carlile, Chair

James DuBois

Liane Pelletier

40 | Expeditors International of Washington, Inc.

OTHER INFORMATION

Majority Vote Standard for Director Elections

The Company’s Bylaws require that in an uncontested election each Director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a Director’s election exceeds the number of votes cast “against” that Director. A share that is otherwise present at the meeting but for which there is an abstention, or to which a shareholder gives no authority or direction, shall not be considered a vote cast.

In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected. An incumbent Director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover Director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that Director; (b) the date on which the Board of Directors appoints an individual to fill the position held by that Director; or (c) the date of the Director’s resignation. Under the Company’s resignation policy, any Director who does not receive a majority vote in an uncontested election will resign immediately.

The Board may fill any vacancy resulting from the non-election of a Director as provided in the Company’s Bylaws. The Nominating and Corporate Governance Committee will consider promptly whether to fill the position of a nominee who fails to receive a majority vote in an uncontested election and may make a recommendation to the Board of Directors about filling the position. The Board will act on the Committee’s recommendation and, within 90 days after the certification of the shareholder vote, will disclose publicly its decision. Except as provided in the next sentence, no Director who fails to receive a majority vote for election will participate in the Committee recommendation or Board decision about filling his or her office. If no Director receives a majority vote in an uncontested election, then the incumbent Directors: (a) will nominate a slate of Directors and hold a special meeting for the purpose of electing those nominees as soon as practicable; and (b) may in the interim fill one or more positions with the same Director(s) who will continue in office until their successors are elected.

2020 CEO Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the following information to explain the relationship between the annual total compensation of our estimated median employee and the annual total compensation of Jeffrey S. Musser, President and Chief Executive Officer (the CEO).

For the year ended December 31, 2020, the annual total compensation of the estimated median employee (other than our CEO) was $48,187 and the annual total compensation of Mr. Musser was $7,405,851. Based on this information, the ratio of the annual total CEO compensation to the annual total compensation of the estimated median employee was 154 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, geographic distribution of employees, and mix of salaried vs. hourly employees and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology we used in 2020 was as follows:

i.	We determined our employee population (including full-time and part-time), less employees from 10 countries, as allowed by the pay ratio rules of Item 402(u).
ii.

We used a consistently applied compensation measure, which included base salary, overtime, bonus, commission, and other compensation recorded in our payroll records and annualized the cash compensation recorded in our payroll systems of active employees on December 31, 2020.

iii.	For purposes of identifying the median employee, we utilized average foreign exchange rates in 2020.

Other Business

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the meeting. If any other business requiring a vote of the shareholders should properly come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

Notice of Annual Meeting & Proxy Statement | 41

Certain Relationships & Related Transactions

The following section describes, since the beginning of the year ended December 31, 2020, (a) transactions in which the Company or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a Director, a Director nominee, an executive officer, any immediate family member of a director, director nominee or executive officer, a security holder known to own more than 5% of the Company’s Common Stock or any immediate family member of the security holder had, or will have, a direct or indirect material interest or (b) certain business relationships that existed between the Company and Directors or director nominees, or between the Company and entities affiliated with such Directors or Director nominees. The Company’s written policy and procedures with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, is that such transaction is consummated only if the Audit Committee approves or ratifies such transaction (or the disinterested members of the Board of Directors approve or ratify such transaction).

Glenn M. Alger, a Director, and Eugene K. Alger, an NEO, are brothers, and their compensation is described elsewhere in this proxy statement. Kurt Sabor is the son-in-law of Richard H. Rostan, President, Global Geographies and Operations. Kurt Sabor is a Transcon Manager in the Chicago office and earned total compensation of $443,126 in 2020. Nichole Purfeerst is the sister-in-law of Christopher J. McClincy, Chief Information Officer. Nichole Purfeerst is a Senior Manager in the corporate office and earned total compensation of $139,001.

Voting Procedures

Only shareholders of record at the close of business on March 9, 2021 (the Record Date) will be entitled to notice of and to vote at the meeting. On or about March 23, 2021, the Company will mail to shareholders either: (a) a notice of Internet availability of proxy materials, which will indicate how to access the proxy materials on the Internet, or (b) a copy of the Proxy Statement, a form of proxy and an Annual Report.

You may instruct the proxies to vote ‘‘FOR’’ or ‘‘AGAINST’’ each proposal, or you may instruct the proxies to ‘‘ABSTAIN’’ from voting. Each share of our Common Stock outstanding on the record date will be entitled to one vote on each of the eight director nominees and one vote on each other proposal. If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted in accordance with the Board’s recommendations.

Whether or not you plan to attend the meeting in person, please submit your vote and proxy by telephone, by mail or by Internet in accordance with the instructions on your proxy card or voting instruction form. This will ensure a quorum at the meeting. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner set forth in the accompanying Proxy Statement.

Abstentions are counted for quorum purposes. If you return a signed proxy card/voting instruction form to allow your shares to be represented at the Annual Meeting, but do not indicate how your shares should be voted on one or more proposals listed above, then the proxies will vote your shares as the Board of Directors recommends on those proposals.

Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

If your common stock is held in “street name” through a broker, bank or other nominee, you will receive instructions from that organization that you must follow in order to have your shares voted. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of Directors and the non-binding vote approving compensation of NEO. If you hold your shares in street name and you do not instruct your bank or broker how to vote in these matters, no votes will be cast on your behalf. Your bank or broker will only have discretion to vote any uninstructed shares on the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm.

42 | Expeditors International of Washington, Inc.

Voting Securities

The only outstanding voting securities of the Company are shares of Common Stock. As of the Record Date, there were 168,693,989 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of determining whether a quorum is present.

Under Washington law and the Company’s Bylaws, all proposals to be addressed at the Annual Meeting of Shareholders, including the election of each Director, will be approved if the votes cast by voters physically present at the Annual Meeting or represented by proxy in favor of the proposal or Director exceed the votes cast against such proposal or Director, as applicable. Abstentions and, except for Proposal 3, broker non-votes will not be counted either in favor of or against such proposals or the election of such Directors and, therefore, will have no effect on the outcomes of such proposals or the election of such Directors. For Proposal 3, the ratification of the appointment of KPMG as the Company's independent registered public accounting firm, brokers will have the discretion to vote uninstructed shares.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to any of the matters being voted on. Proxies and ballots will be received and tabulated by Computershare Trust Company, N.A., an independent business entity not affiliated with the Company. The Common Stock is listed for trading on the NASDAQ Global Select Market under the symbol EXPD. The last sale price for the Common Stock, as reported by NASDAQ on March 9, 2021, was $97.46 per share.

Solicitation of Proxies

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, Directors and regular supervisory and executive employees of the Company; none will receive any additional compensation for their services. In addition, the Company has agreed to pay the firm of D.F. King & Co., Inc. a fee of $10,000 plus reasonable expenses for proxy solicitation services. Solicitations of proxies may be made personally, or by mail, email, telephone, facsimile or messenger.

The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All such costs of solicitation of proxies will be paid by the Company.

Notice of Annual Meeting & Proxy Statement | 43

Deadlines for Shareholder Proposals for the 2022 Annual Meeting of Shareholders

Pursuant to Rule 14a-8 under the Exchange Act, certain shareholder proposals may be eligible for inclusion in the Company’s proxy materials for the 2022 Annual Meeting of Shareholders. In order to be eligible for inclusion, such proposals must be received by the Secretary at the Company’s principal executive offices no later than November 25, 2021. Such proposals also must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored materials.

The Company’s Bylaws provide a formal procedure for bringing business before the Annual Meeting of Shareholders. A shareholder proposing to present a matter (other than a proposal brought pursuant to Rule 14a-8 under the Exchange Act) before the 2022 Annual Meeting of Shareholders or to nominate a candidate for election to the Board of Directors at the 2022 Annual Meeting of Shareholders (other than a proxy access candidate) must deliver notice of the proposal or nomination to the Secretary at the Company’s principal executive offices between the close of business on January 4, 2022 through the close of business on February 3, 2022. In the event that the date of the Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 3, 2022, notice of the proposal or nomination must be delivered to the Secretary at the Company’s principal executive offices not earlier than the 120th day prior to the date of the Annual Meeting and not later than the later of the 90th day prior to the date of the Annual Meeting or, if the first public announcement of the date of the Annual Meeting is less than 100 days prior to the date of the Annual Meeting, the 10th day following the day on which the Company first makes a public announcement of the date of the meeting. The shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. The Company will not consider any proposal or nomination that does not meet the Company’s bylaw requirements or SEC requirements for submitting a proposal or nomination. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, the proxies designated by the Company for the 2022 Annual Meeting of Shareholders will have discretionary authority to vote with respect to any matter presented at the meeting if the Company has not received notice of the matter by the dates required under the Company’s Bylaws, as described above, and in certain other instances specified in that rule.

An eligible shareholder seeking to nominate a proxy access candidate for election to the Board of Directors at the 2022 Annual Meeting of Shareholders must deliver notice of the nomination to the Secretary at the Company’s principal executive offices between the close of business on October 26, 2021 through the close of business on November 25, 2021.

A shareholder seeking to recommend a nominee to the Nominating and Corporate Governance Committee for election to the Board of Directors at the 2022 Annual Meeting of Shareholders must deliver notice of the nomination to the Secretary at the Company’s principal executive offices by November 25, 2021.

Householding

In line with our green initiatives and to reduce the expenses of delivering duplicate materials, we are taking advantage of the Securities and Exchange Commission’s “householding” rules, which permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to shareholders who share an address unless otherwise requested. If you share an address with another shareholder and have received only one set of materials, you may request a separate copy at no cost to you by contacting your broker, if you hold shares in a brokerage account. Alternatively, you may call Broadridge Financial Solutions at 1-866-540-7095 or write to Jeffrey F. Dickerman, Senior Vice President and Corporate Secretary, 1015 Third Avenue, Seattle, Washington 98104. For future Annual Meetings you may request separate materials, or request that we send only one set of materials to you if you are receiving multiple copies, by contacting one of the parties listed above.

44 | Expeditors International of Washington, Inc.

Expeditors ®

xpeditors vote 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_________C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 5, 2020. Online Go to www.envisionreports.com/expd or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/expd Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors Recommends that you vote FOR all nominees, FOR proposals 2 - 4, and A AGAINST proposal 5. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Robert R. Wright 04 - James M. DuBois 07 - Jeffrey S. Musser 02 - Glenn M. Alger 05 - Mark A. Emmert 08 - Liane J. Pelletier 03 - Robert P. Carlile 06 - Diane H. Gulyas 2. Advisory Vote to Approve Named Executive Officer Compensation  For Against Abstain 3. Approve Amendments to the 2017 Omnibus Incentive Plan For Against Abstain 4. Ratification of Independent Registered Public Accounting Firm 5. Shareholder Proposal: NYC Comptroller Proposal B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 4 5 8 0 3 0 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 037XDB

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/expd IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Expeditors International of Washington, Inc. + Notice of 2020 Annual Meeting of Shareholders Corporate Headquarters 1015 Third Avenue, Seattle, WA 98104 Proxy Solicited by Board of Directors for Annual Meeting – Tuesday, May 5, 2020 Jeffrey F. Dickerman, Bradley S. Powell, Dominic P. Kistner, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Expeditors International of Washington, Inc. to be held on Tuesday, May 5, 2020 at 8:00 a.m. at the Company’s Corporate Headquarters, 1015 Third Avenue, Seattle, WA 98104, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR proposals 2 - 4, and AGAINST proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. +

Expeditors vote Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors Recommends that you vote FOR all nominees, FOR proposals 2 - 4, and A AGAINST proposal 5. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - Robert R. Wright 04 - James M. DuBois 07 - Jeffrey S. Musser 02 - Glenn M. Alger 05 - Mark A. Emmert 08 - Liane J. Pelletier 03 - Robert P. Carlile 06 - Diane H. Gulyas For Against Abstain For Against Abstain 2. Advisory Vote to Approve Named Executive Officer Compensation 3. Approve Amendments to the 2017 Omnibus Incentive Plan 4. Ratification of Independent Registered Public Accounting Firm 5. Shareholder Proposal: NYC Comptroller Proposal B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 4 5 8 0 30 + 037XEB

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Expeditors International of Washington, Inc. Notice of 2020 Annual Meeting of Shareholders Corporate Headquarters 1015 Third Avenue, Seattle, WA 98104 Proxy Solicited by Board of Directors for Annual Meeting – Tuesday, May 5, 2020 Jeffrey F. Dickerman, Bradley S. Powell, Dominic P. Kistner, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Expeditors International of Washington, Inc. to be held on Tuesday, May 5, 2020 at 8:00 a.m. at the Company’s Corporate Headquarters, 1015 Third Avenue, Seattle, WA 98104, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR proposals 2 - 4, and AGAINST proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)